Exhibit 10.61.1

SARASOTA CITY CENTER

OFFICE LEASE AGREEMENT

BETWEEN

OSPREY, S.A., LTD., a Florida limited partnership

(“LANDLORD”)

AND

CORRECTIONAL SERVICES CORPORATION

a Delaware corporation

(“TENANT”)

6.7.2005

TABLE OF CONTENTS

I.	BASIC LEASE INFORMATION; DEFINITIONS	3

II.	LEASE GRANT/OPTION TO TERMINATE/RENEWAL OPTION/RIGHT OF FIRST REFUSAL	7

III.	ADJUSTMENT OF COMMENCEMENT DATE/POSSESSION	10

IV.	RENT	10

V.	USE	17

VI.	SECURITY DEPOSIT	18

VII.	SERVICES TO BE FURNISHED BY LANDLORD	18

VIII.	LEASEHOLD IMPROVEMENTS	20

IX.	GRAPHICS	20

X.	REPAIRS AND ALTERATIONS	20

XI.	USE OF ELECTRICAL SERVICES BY TENANT	22

XII.	ENTRY BY LANDLORD	23

XIII.	ASSIGNMENT AND SUBLETTING	23

XIV.	LIENS	25

XV.	INDEMNITY AND WAIVER OF CLAIMS	25

XVI.	TENANT’S INSURANCE	26

XVII.	SUBROGATION	28

XVIII.	LANDLORD’S INSURANCE	29

XIX.	CASUALTY DAMAGE	29

XX.	DEMOLITION	30

XXI.	CONDEMNATION	30

XXII.	EVENTS OF DEFAULT	30

XXIII.	REMEDIES	32

XXIV.	LIMITATION OF LIABILITY	34

XXV.	NO WAIVER	34

XXVI.	EVENT OF BANKRUPTCY	34

XXVII.	WAIVER OF JURY TRIAL	36

XXVIII.	RELOCATION	36

XXIX.	HOLDING OVER	37

XXX.	SUBORDINATION TO MORTGAGES; ESTOPPEL CERTIFICATE	37

XXXI.	ATTORNEYS FEES	38

XXXII.	NOTICE	38

XXXIII.	LANDLORD’S LIEN	38

XXXIV.	EXCEPTED RIGHTS	39

XXXV.	SURRENDER OF PREMISES	40

XXXVI.	MISCELLANEOUS	40

XXXVII.	ENTIRE AGREEMENT	43

This Lease Agreement includes the following Exhibits:

Exhibit A – Outline and Location of Premises	Exhibit D – Work Letter Agreement (if required)
Exhibit B – Rules and Regulations	Exhibit E – Additional Provisions (if required)
Exhibit C – Intentionally Deleted	Exhibit F – Parking Agreement

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (the “Lease”) is made and entered into as of the 7th day of June, 2005, by and between OSPREY, S.A., LTD., a Florida limited partnership (“Landlord”) and CORRECTIONAL SERVICES CORPORATION, a Delaware corporation (“Tenant”).

I.	A. Basic Lease Information; Definitions. The following are some of the basic lease information and defined terms used in this Lease.

1. “Additional Base Rental” shall mean Tenant’s Pro Rata Share of Basic Costs and any other sums (exclusive of Base Rental) that are required to be paid by Tenant to Landlord hereunder, which sums are deemed to be additional rent under this Lease. Additional Base Rental and Base Rental are sometimes collectively referred to herein as “Rent”.

2. “Base Rental” shall mean the sum of the following based on 1,399 rsf in Suite 604 and 11,983 rsf in Suite 1000 before any adjustment for the Option to Terminate provided for in Section II.B, plus applicable State of Florida sales tax, payable by Tenant to Landlord over the Term of seventy-two (72) monthly installments as follows:

a) Twelve (12) equal installments of twenty four thousand five hundred thirty three Dollars and sixty-six cents ($24,533.66), plus applicable State of Florida sales tax, each payable on or before the first day of each month during the period beginning February 1, 2005 and ending January 31, 2006 provided that the installment of Base Rental for the first full calendar month of the Lease Term shall be payable upon the execution of this Lease by Tenant.

b) Twelve (12) equal installments of twenty three thousand eight hundred eighty-six Dollars and eighty seven cents ($23,886.87), plus applicable State of Florida sales tax, each payable on or before the first day of each month during the period beginning February 1, 2006 and ending January 31, 2007.

c) Twelve (12) equal installments of twenty four thousand three hundred fifty five Dollars and twenty four cents ($24,355.24), plus applicable State of Florida sales tax, each payable on or before the first day of each month during the period beginning February 1, 2007 and ending January 31 2008.

d) Twelve (12) equal installments of twenty four thousand eight hundred fifty seven Dollars six cents ($24,857.06), plus applicable State of Florida sales tax, each payable on or before the first day of each month during the period beginning February 1, 2008 and ending January 31, 2009.

e) Twelve (12) equal installments of twenty five thousand three hundred forty seven Dollars and seventy four cents ($25,347.74), plus applicable State of Florida sales tax, each payable on or before the first day of each month during the period beginning February 1, 2009 and ending January 31, 2010.

f) Twelve (12) equal installments of twenty five thousand eight hundred sixty Dollars seventy two cents ($25,860.72), plus applicable State of Florida sales tax, each payable on or before the first day of each month during the period beginning February 1, 2010 and ending January 31, 2011.

3. Rental Abatement Period - If Tenant does not exercise the Option to Terminate or elects to cancel the Option to Terminate provided in Section II.B of the Lease, Tenant shall be entitled to one period of rental abatement during August 1, 2006 through August 31, 2006. Provided Tenant is not in default of the provisions of the Lease and has paid all Rent that is due up to July 31, 2006 then Tenant shall have no obligation to pay Base Rental for the month of August 2006 but agrees to pay its prorata share of operating expense and taxes and utility cost.

4. “Building” shall mean the office building located at 1819 Main Street, City of Sarasota, State of Florida, commonly known as Sarasota City Center.

5. The “Commencement Date,” “Base Lease Term”, “Lease Term”, “Termination Date” and “Option to Terminate” shall have the following meanings as appropriate:

a “Commencement Date” - January 30, 2005. The first installment of Rent payable under the terms of this Lease is for February 1, 2005 through February 28, 2005 and shall continuing as outlined in section I A. 2. (a) – (f).

b “Base Lease Term” - shall mean the period beginning on the Commencement Date and ending on January 31, 2011.

c “Lease Term” - shall mean the period beginning on the Commencement Date and ending on the Termination Date.

d “Termination Date” - shall mean January 31, 2011, unless this Lease is sooner terminated as provided herein, in which case, the Termination Date shall mean the effective date of the termination of this Lease;

provided however that if Tenant elects to extend the Lease Term as provided in Section II.C, the Termination Date shall mean the last day of the First Extension Term or the Second Extension Term as applicable. Notwithstanding the foregoing, if the Landlord elects to terminate this Lease as hereinafter provided and the Termination Date, as determined herein, does not occur on the last day of a calendar month, Landlord, at its option, may extend the Lease Term by the number of days necessary to cause the Termination Date to occur on the last day of a calendar month. Tenant shall pay Base Rental and Additional Base Rental for such additional days at the same rate payable for the portion of the last calendar month immediately preceding such extension.

e) Option To Terminate - shall have the meaning set forth in Section II.B of this Lease.

6. “Premises” shall mean the area located on the tenth floor of the Building, known as Suite #1000 and the area on the sixth floor know as Suite 604 as outlined on Exhibit A attached hereto and incorporated herein. Landlord and Tenant hereby stipulate and agree that the total “Rentable Area of the Premises” shall mean (13,382) square feet and the “Rentable Area of the Building” shall mean Two Hundred Forty-Seven Thousand Eight Hundred Ninety-One (247,891) square feet. If the Premises being leased to Tenant hereunder include one or more floors within the Building in their entirety, the definition of Premises with respect to such full floor(s) shall include all corridors, lobbies, foyers, stairways, mechanical rooms and restrooms located on such floor(s).

7. “Permitted Use” shall mean general office use.

8. “Security Deposit” shall mean the sum of $12.597.65, which the Landlord has received from Tenant.

9. “Tenant’s Pro Rata Share” shall mean 5.398%, which is the quotient (expressed as a percentage), derived by dividing the Rentable Area of the Premises (13,382) by the Rentable Area of the Building (247,891)

10. “Notice Addresses” shall mean the following addresses for Tenant and Landlord, respectively:

Tenant:

Correctional Services Corporation

1819 Main Street, Suite 1000

Sarasota, Florida 34236

Attn: President and Chief Executive Officer

Landlord:

Osprey, S.A., Ltd.

1819 Main Street, Suite 106

Sarasota, FL 34236

Attention: Building Manager

Payments of Rent only shall be made payable to the order of:

Osprey, S.A., Ltd.

B. The following are additional definitions of some of the defined terms used in the Lease.

1. “Base Year” shall mean 1995, unless Tenant cancels and terminates the Option to Terminate or does not exercise the Option to Terminate as provided in Section II.B on or before January 31, 2006, in which event the Base Year shall be changed from 1995 to 2005 for calendar year 2006 and for each calendar year thereafter through the end of the Lease Term.

2. “Basic Costs” shall mean all costs and expenses paid or incurred in connection with operating, maintaining, repairing, managing and owning the Building and the Property, as further described in Article IV hereof.

3. “Brokers” means Osprey Management Company, LLC, and CB Richard Ellis, Inc.

4. “Building Standard” shall mean the type, grade, brand, quality and/or quantity of materials Landlord designates from time to time to be the minimum quality and/or quantity to be used in the Building.

5. “Business Day(s)” shall mean Mondays through Fridays exclusive of the normal business holidays (“Holidays”) of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. Landlord, from time to time during the Lease Term, shall have the right to designate additional Holidays, provided that such additional Holidays are commonly recognized by other office buildings in the area where the Building is located.

6. “Common Areas” shall mean those areas provided for the common use or benefit of all tenants generally and/or the public, such as corridors, lobbies (whether at ground level or otherwise), foyers, common mail rooms, restrooms, vending areas and other similar facilities.

7. “Landlord Work” shall mean the work that Landlord is willing to perform in the Premises pursuant to the Work Letter Agreement attached hereto as Exhibit D.

8. “Maximum Rate” shall mean the greatest per annum rate of interest permitted from time to time under applicable law.

9. “Normal Business Hours” for the Building shall mean 8:00 A.M. to 6:00 P.M. Mondays through Fridays, and 9:00 A.M. to 1:00 P.M. on Saturdays, exclusive of Holidays.

10. “Prime Rate” shall mean the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by the Landlord in the state in which the Building is located.

11. “Property” shall mean the Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, the Building garage, if any, and all other improvements owned by Landlord and serving the Building and the tenants thereof and the parcel(s) of land on which they are located.

II.	Lease Grant/ Renewal Options/ Right of First Refusal

A. Lease Grant. Subject to and upon the terms herein set forth, Landlord leases to Tenant and Tenant leases from Landlord the Premises, together with the right, in common with others, to use the Common Areas during the Lease Term.

B. Option To Terminate. Provided that Tenant is not then in default under this Lease, during the period commencing on Commencement Date and continuing through and including January 31, 2006, if (i) Tenant decides to relocate its corporate offices to any location outside of either Sarasota or Manatee counties or to cease maintaining any office in Sarasota or Manatee counties, or (ii) Tenant decides to reduce the size of its corporate office such that Tenant shall desire to maintain 9,000 square feet or less of office space and Landlord shall be unable or unwilling to accommodate Tenant and to either amend this Lease accordingly or enter into a new lease with Tenant for such reduced space in the Building, the Tenant shall have the right to terminate this Lease effective as of the last day of either January, February, March, April, May, June or July, 2006 upon written notice to Landlord, which notice shall state the date on which this Lease shall terminate (which date must be at least 180 days after the date of delivery of such notice to Landlord), and shall be accompanied by a payment to Landlord of all monthly installments of all Rent that would otherwise become due and payable under this Lease through the termination date, plus a termination fee in an amount equal to $71,660.61 (the “Option to Terminate”), in which event this Lease shall terminate effective as of the termination date specified in Tenant’s notice to Landlord. Should Tenant reduce the size of its office, then the Parking ratio shall be adjusted accordingly, to equal 2.5 parking spaces per 1,000 sf leased.

The Option to Terminate shall become null and void if Tenant shall fail to exercise the Option to Terminate as provided herein prior to the close of business on January 31, 2006.

Notwithstanding the foregoing, Tenant shall have the right to cancel and waive the Option to Terminate at any time prior to the close of business on January 31, 2006, by delivering written notice to Landlord of its election to cancel and waive the Option to Terminate. If Tenant shall elect to cancel and waive the Option to Terminate or fail to exercise the Option to Terminate prior to the close of business on January 31, 2006, then this Lease shall continue in full force and effect in accordance with the terms hereof, except that, for purposes of this Lease, the “Base Year” for calculating Tenant’s pro-rata share of Basic Costs shall be changed from 1995 to 2005 effective as of calendar year 2006 and for each calendar year thereafter through the end of the Lease Term and Tenant’s obligation for the payment of “Base Rental” for the month of August, 2006 shall be abated.

C. Renewal Options. Provided Tenant is not then in default hereunder, nor has any default continued beyond the notice and cure period, and provided that Tenant has not exercised the Option to Terminate, Tenant shall have the right to extend the Lease Term, effective upon the expiration of the Base Lease Term, for an additional period of five years through and including January 31, 2016 (the “First Extension Term”) and thereafter to extend the Lease Term effective upon the expiration of the First Extension Term for an additional five year period through and including January 31, 2021 (the “Second Extension Term”), by providing the Landlord with written notice of its election to extend at least 180 days prior to the expiration of the Base Lease Term, or the First Extension Term, as applicable. If Tenant elects to extend the Lease Term as provided herein, this Lease shall continue in full force and effect during the First Extension Term and/or the Second Lease Term in accordance with the terms and conditions set forth herein, except that:

1. The amount of the “Basic Rental” for the First Extension Term shall be changed to read as follows:

a) Twelve (12) equal installments of twenty six thousand three hundred seventy three Dollars and sixty-nine cents ($26,373.69), plus applicable State of Florida sales tax, each payable on or before the first day of each month during the period beginning February 1, 2011 and ending January 31, 2012.

b) Twelve (12) equal installments of twenty six thousand eight hundred ninety seven Dollars and eighty-two cents ($26,897.82), plus applicable State of Florida sales tax, each payable on or before the first day of each month during the period beginning February 1, 2012 and ending January 31, 2013.

c) Twelve (12) equal installments of twenty seven thousand four hundred thirty three Dollars and ten cents ($27,433.10), plus applicable State of Florida sales tax, each payable on or before the first day of each month during the period beginning February 1, 2013 and ending January 31, 2014.

d) Twelve (12) equal installments of twenty seven thousand nine hundred seventy nine Dollars and fifty-three cents ($27,979.53), plus applicable State of Florida sales tax, each payable on or before the first day of each month during the period beginning February 1, 2014 and ending January 31, 2015.

e) Twelve (12) equal installments of twenty eight thousand five hundred thirty seven Dollars and twelve cents ($28,537.12), plus applicable State of Florida sales tax, each payable on or before the first day of each month during the period beginning February 1, 2015 and ending January 31, 2016.

2. The amount of the “Basic Rental” for the Second Extension Term shall be changed to read as follows:

a) Twelve (12) equal installments of twenty nine thousand one hundred five Dollars and eighty-five cents ($29,105.85), plus applicable State of Florida sales tax, each payable on or before the first day of each month during the period beginning February 1, 2016 and ending January 31, 2017.

b) Twelve (12) equal installments of twenty nine thousand six hundred eighty five Dollars and seventy-four cents ($29,685.74), plus applicable State of Florida sales tax, each payable on or before the first day of each month during the period beginning February 1, 2017 and ending January 31, 2018.

c) Twelve (12) equal installments of thirty thousand two hundred seventy six Dollars and seventy-eight cents ($30,276.78), plus applicable State of Florida sales tax, each payable on or before the first day of each month during the period beginning February 1, 2018 and ending January 31, 2019.

d) Twelve (12) equal installments of thirty thousand eight hundred seventy eight Dollars and ninety-seven cents ($30,878.97), plus applicable State of Florida sales tax, each payable on or before the first day of each month during the period beginning February 1, 2019 and ending January 31, 2020.

e) Twelve (12) equal installments of thirty one thousand four hundred ninety two Dollars and thirty-one cents ($31,492.31), plus applicable State of Florida sales tax, each payable on or before the first day of each month during the period beginning February 1, 2020 and ending January 31, 2021.

D. Right of First Refusal. Provided Tenant is not in default of the provisions of the Lease, subject to the rights of tenants in possession during the Lease Term, Tenant shall have the first right to lease Suite 1002 in its entirety, which amounts to 7,378 rentable square feet or a minimum of 1,399 contiguous rentable square feet contained in Suite 1002 (collectively or separately, the Offered Space). If Tenant exercises the Right of First Refusal on the Offered Space then Landlord, at Tenant’s request, will substitute the Offered Space for the Premises in Suite 604 and Tenant shall have no obligation to lease the Premises Suite 604, or may add the Offered Space and retain Suite 604. If Tenant elects to substitute the Offered Space for the space in Suite 604 currently included in the Premises, then Tenant shall be required to vacate the space in Suite 604 on or before the date on which exclusive possession of the Offered Space is delivered to Tenant, and, effective as of the date on which excusive possession of the Offered Space is delivered to Tenant, Tenant shall have no further obligations under this Lease with respect to Suite 604. The Tenant shall have 3 business days to notify the Landlord of its intent to accept or reject the Offered Space. If the proposal is accepted, Landlord will amend the Lease to include the Offered Space commencing in 60 days or upon substantial completion which ever occurs first. Tenant may Lease the space under the same terms and conditions, with Commencement upon substantial completion, and the Improvement Allowance based on a proration of the total allowance as set forth in the terms of the initial lease multiplied by the months remaining in the initial term. This Right of First Refusal shall not be applicable unless there is a minimum of three (3) years remaining on the initial term or any renewal terms (if exercised) or unless Tenant agrees to extend the then current term or renewal term of this Lease for an additional three (3) years or to exercise the next renewal term of this Lease. If said Right of First Refusal is exercised, parking allowance shall increase based on 2.5 spaces per 1,000 rsf of additional square footage leased, and the Option to Terminate in section II. B shall be cancelled. If the proposal is rejected by the Tenant, Landlord shall be free to lease the offered space to an interested third party and the Right of First Refusal shall be of no further force or effect.

The foregoing option shall be for the sole benefit of Tenant named herein and not inure to the benefit of and may not be exercised by any assignee or subtenant of Tenant.

III.	Adjustment of Commencement Date/Possession

A. Intentionally deleted.

B. By taking possession of the Premises, Tenant is deemed to have accepted the Premises and agreed that the Premises is in good order and satisfactory condition, with no representation or warranty by Landlord as to the condition of the Premises or the Building or suitability thereof for Tenant’s use.

C. Notwithstanding anything to the contrary contained in the Lease, Landlord shall not be obligated to tender possession of any portion of the Premises or other space leased by Tenant from time to time hereunder that, on the date possession is to be delivered, is occupied by a tenant or other occupant or that is subject to the rights of any other tenant or occupant, nor shall Landlord have any other obligations to Tenant under this Lease with respect to such space until the date Landlord: (1) recaptures such space from such existing tenant or occupant; and (2) regains the legal right to possession thereof. This Lease shall not be affected by any such failure to deliver possession and Tenant shall have no claim for damages against Landlord as a result thereof, all of which are hereby waived and released by Tenant. The Commencement Date shall be postponed until the date Landlord delivers possession of the Premises to Tenant, in which event the Termination Date shall, at the option of Landlord, correspondingly be postponed on a per diem basis

IV.	Rent

A. Base Rental: Each month during the Lease Term, Tenant shall pay to Landlord, in advance, on or before the first day of each month, the monthly installments in respect of Base Rental specified in Section I.A.2 of this Lease; provided that if the Tenant elects to extend the Lease Term as provided in Section II.C., the Base Rental for the First Extension and, if applicable, the Second Extension Term shall be as provided in Section II.C.

B. Additional Base Rental: During each calendar year, or portion thereof, falling within the Lease Term, Tenant shall pay to Landlord as Additional Base Rental hereunder the sum of: (1) Tenant’s Pro Rata Share of the amount, if any, by which Taxes (hereinafter defined) for the applicable calendar year exceed Taxes for the applicable Base Year plus (2) Tenant’s Pro Rata Share of the amount, if any, by which Expenses (hereinafter defined) for the applicable calendar year exceed Expenses for the applicable Base Year (such amount being referred to hereinafter as the “Excess”). For purposes hereof, “Expenses” shall mean all Basic Costs with the exception of Taxes. Tenant’s Pro Rata Share of increases in Taxes and Tenant’s Pro Rata Share of increases in Expenses shall be computed separate and independent of each other prior to being added together to determine the “Excess”. In the event that Taxes and/or Expenses, as the case may be, in any calendar year decrease below the amount of Taxes or Expenses for the applicable Base Year, Tenant’s Pro Rata Share of Taxes and/or Expenses, as the case may be, for such calendar year shall be deemed to be $0, it being understood that Tenant shall not be entitled to any credit or offset if Taxes and/or Expenses decrease below the corresponding amount for the applicable Base Year. Prior to the Commencement Date and prior to January 1 of each calendar year during the Lease Term, or as soon thereafter as practical, Landlord shall make a good faith estimate of the Excess for the applicable calendar year and Tenant’s Pro Rata Share thereof, which shall include Landlord’s estimate of Basic Costs for the applicable calendar year and a statement as to the amount of Basic Costs for the applicable Base Year. On or before the first day of each month during such calendar year, Tenant shall pay to Landlord, as Additional Base Rental, a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the Excess. Landlord shall have the right from time to time during any such calendar year to revise the estimate of Basic Costs and the Excess for such year and provide Tenant with a revised statement therefor, and thereafter the amount Tenant shall pay each month shall be based upon such revised estimate. If Landlord does not provide Tenant with an estimate of the Basic Costs and the Excess by January 1 of any calendar year, Tenant shall continue to pay a monthly installment based on the previous year’s estimate until such time as Landlord provides Tenant with an estimate of Basic Costs and the Excess for the current year as provided herein. Upon receipt of such current year’s estimate, an adjustment shall be made for any month during the current year with respect to which Tenant paid monthly installments of Additional Base Rental based on the previous year’s estimate. Tenant shall pay Landlord for any underpayment within ten (10) days after demand. Any overpayment shall, at Landlord’s option, be refunded to Tenant or credited against the installment of Additional Base Rental due for the months immediately following the furnishing of such estimate, but in any event, any amount not credited to Tenant shall be refunded in full to Tenant upon termination of this Lease. Any amounts paid by Tenant based on any estimate shall be subject to adjustment pursuant to the immediately following paragraph when actual Basic Costs are determined for such calendar year.

As soon as is practical following the end of each calendar year during the Lease Term, Landlord shall furnish to Tenant a statement of Landlord’s actual Basic Costs and the actual Excess for the previous calendar year. If the estimated Excess actually paid by Tenant for the prior year is in excess of Tenant’s actual Pro Rata Share of the Excess for such prior year, then Landlord shall apply such overpayment against Additional Base Rental due or to become due hereunder, provided if the Lease Term expires prior to the determination of such overpayment, Landlord shall refund such overpayment to Tenant after first deducting the amount of any Rent due hereunder. Likewise, Tenant shall pay to Landlord, within ten (10) days after demand, any underpayment with respect to the prior year, whether or not the Lease has terminated prior to receipt by Tenant of a statement for such underpayment, it being understood that this clause shall survive the expiration of the Lease.

C. The term “Basic Costs” shall mean all costs and expenses reasonably and necessarily paid or incurred by Landlord in each calendar year in connection with operating, maintaining, repairing, managing and owning the Building and the Property, including, but not limited to, the following:

1. All labor costs for all persons performing services required or utilized in connection with the operation, repair, replacement and maintenance of and control of access to the Building and the Property, including but not limited to amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and other similar taxes, workers’ compensation insurance, uniforms, training, disability benefits, pensions hospitalization, retirement plans, group insurance or any other similar or like expenses or benefits.

2. All management fees, the cost of equipping and maintaining a management office at the Building, accounting services, legal fees not attributable to leasing and collection activity, and all other administrative costs relating to the Building and the Property. If management services are not provided by a third party, Landlord shall be entitled to a management fee comparable to that due and payable to third parties provided Landlord or management companies owned by, or management divisions of, Landlord perform actual management services of a comparable nature and type as normally would be performed by third parties.

3. All rental and/or purchase costs of materials, supplies, tools and equipment used in the operation, repair, replacement and maintenance and the control of access to the Building and the Property.

4. All amounts charged to Landlord by contractors and/or suppliers for services, replacement parts, components, materials, equipment and supplies furnished in connection with the operation repair, maintenance, replacement of and control of access to any part of the Building, or the Property generally, including the heating, air conditioning, ventilating, plumbing, electrical, elevator and other systems and equipment, but excluding any such amounts charged to or incurred by Landlord with respect to services, parts, components, materials, equipment and supplies furnished in connection with work performed for any other tenant in the Building that does not benefit all tenants in the Building. At Landlord’s option, major repair items may be amortized over a period of up to five (5) years.

5. All premiums and deductibles paid by Landlord for fire and extended coverage insurance, earthquake and extended coverage insurance, liability and extended coverage insurance, rental loss insurance, elevator insurance, boiler insurance and other insurance customarily carried from time to time by landlords of comparable office buildings or required to be carried by Landlord’s Mortgagee.

6. Charges for water, gas, steam and sewer, but excluding those charges for which Landlord is otherwise reimbursed by tenants, and charges for Electrical Costs. For purposes hereof, the term “Electrical Costs” shall mean: (i) all charges paid by Landlord for electricity supplied to the Building, Property and Premises, regardless of whether such charges are characterized as distribution charges, transmission charges, generation charges, public good charges, disconnection charges, competitive transaction charges, stranded cost recoveries or otherwise; (ii) except to the extent otherwise included in Basic Costs, any costs incurred in connection with the energy management program for the Building, Property and Premises, including any costs incurred for the replacement of lights and ballasts and the purchase and installation of sensors and other energy saving equipment; and (iii) if and to the extent permitted by law, a reasonable fee for the services provided by Landlord in connection with the selection of utility companies and the negotiation and administration of contracts for the generation of electricity. Notwithstanding the foregoing, Electrical Costs shall be adjusted as follows: (a) any amounts received by Landlord as reimbursement for the above standard building electrical consumption shall be deducted from Electrical Costs, (b) the cost of electricity incurred in providing overtime HVAC to specific tenants shall be deducted from Electrical Costs, it being agreed that the electrical component of overtime HVAC costs shall be calculated as a reasonable percentage of the total HVAC costs charged to such tenants, and (c) if Tenant is billed directly for the cost of electricity to the Premises as a separate charge in addition to Base Rental and Basic Costs, the cost of electricity to individual tenant spaces in the Building shall be deducted from Electrical Costs.

7. All landscape expenses and costs of maintaining, repairing, resurfacing and striping of the parking areas and garages of the Property, if any.

8. Cost of all maintenance service agreements, including those for equipment, alarm service, window cleaning, drapery or Venetian blind cleaning, janitorial services, pest control, uniform supply, plant maintenance, landscaping, and any parking equipment.

9. Cost of all other repairs, replacements and general maintenance of the Property and Building not specified above, but excluding any such costs incurred by Landlord in connection with work performed for any other tenant in the Building that does not benefit all tenants in the Building.

10. The amortized cost of capital improvements made to the Building or the Property which are: (a) primarily for the purpose of reducing operating expense costs or otherwise improving the operating efficiency of the Property or Building; or (b) required to comply with any laws, rules or regulations of any governmental authority or a requirement of Landlord’s insurance carrier. The cost of such capital improvements shall be amortized over a period of five (5) years and shall, at Landlord’s option, include interest at a rate that is reasonably equivalent to the interest rate that Landlord would be required to pay to finance the cost of the capital improvement in question as of the date such capital improvement is performed, provided if the payback period for any capital improvement is less than five (5) years, Landlord may amortize the cost of such capital improvement over the payback period.

11. Any other expense or charge of any nature whatsoever which, in accordance with general industry practice with respect to the operation of a first-class office building, would be construed as an operating expense.

In addition, if Landlord incurs any costs and expenses in connection with the operation, maintenance, repair, management or ownership of the Building and one or more other buildings, such costs and expenses shall be equitably prorated between the Building and such other buildings and the Building’s equitable share thereof shall be included in Basic Costs. Basic Costs shall not include the cost of capital improvements (except as set forth above and as distinguished from replacement parts or components purchased and installed in the ordinary course), depreciation, interest (except as provided above with respect to the amortization of capital improvements), lease commissions, and principal payments on mortgage and other non-operating debts of Landlord. If the Building is not at least ninety-five percent (95%) occupied during any calendar year of the Lease Term or if Landlord is not supplying services to at least ninety-five percent (95%) of the total Rentable Area of the Building at any time during any calendar year of the Lease Term, actual Basic Costs for purposes hereof shall, at Landlord’s option, be determined as if the Building had been ninety-five percent (95%) occupied and Landlord had been supplying services to ninety-five percent (95%) of the Rentable Area of the Building during such year. If Tenant pays for its Pro Rata Share of Basic Costs based on increases over a Base Year and Basic Costs for any calendar year during the Lease Term are determined as provided in the foregoing sentence, Basic Costs for such Base Year shall also be determined as if the Building had been ninety-five percent (95%) occupied and Landlord had been supplying services to ninety-five percent (95%) of the Rentable Area of the Building. Any necessary extrapolation of Basic Costs under this Article shall be performed by adjusting the cost of those components of Basic Costs that are impacted by changes in the occupancy of the Building (including, at Landlord’s option, Taxes) to the cost that would have been incurred if the Building had been ninety-five percent (95%) occupied and Landlord had been supplying services to ninety-five percent (95%) of the Rentable Area of the Building. In addition, if Tenant’s Pro Rata Share of Basic Costs is determined based upon increases over a Base Year and Basic Costs for the Base Year include exit and disconnection fees, standard cost charges and/or competitive transaction charges, such fees and charges may, at Landlord’s option, be imputed as a Basic Cost for subsequent years in which such fees and charges are not incurred. In no event, however, shall the amount of such imputed fees and charges exceed the actual amount of exit and disconnection fees, stranded cost charges and/or competitive transaction charges that were actually included in Basic Costs for the Base Year.

D. If Basic Costs for any calendar year increase by more than five percent (5%) over Basic Costs for the immediately preceding calendar year, Tenant, within ninety (90) days after receiving Landlord’s statement of actual Basic Costs for a particular calendar year, shall have the right to provide Landlord with written notice (the “Review Notice”) of its intent to review Landlord’s books and records relating to the Basic Costs for such calendar year. Within a reasonable time after receipt of a timely Review Notice, Landlord shall make such books and records available to Tenant or Tenant’s agent for its review at either Landlord’s home office or at the office of the Building, provided that if Tenant retains an agent to review Landlord’s books and records for any calendar year, such agent must be CPA firm licensed to do business in the state in which the Building is located. Tenant shall be solely responsible for any and all costs, expenses and fees incurred by Tenant or Tenant’s agent in connection with such review. If Tenant elects to review Landlord’s books and records, within thirty (30) days after such books and records are made available to Tenant, Tenant shall have the right to give Landlord written notice stating in reasonable detail any objection to Landlord’s statement of actual Basic Costs for such calendar year. If Tenant fails to give Landlord written notice of objection within such thirty (30) day period or fails to provide Landlord with a Review Notice within the ninety (90) day period provided above, Tenant shall be deemed to have approved Landlord’s statement of Basic Costs in all respects and shall thereafter be barred from raising any claims with respect thereto except in the case of fraud. Upon Landlord’s receipt of a timely objection notice from Tenant, Landlord and Tenant shall work together in good faith to resolve the discrepancy between Landlord’s statement and Tenant’s review. If Landlord and Tenant determine that Basic Costs for the calendar year in question are less than reported, Landlord shall provide Tenant with a credit against future Additional Base Rental in the amount of any overpayment by Tenant. Likewise, if Landlord and Tenant determine that Basic Costs for the calendar year in question are greater than reported, Tenant shall forthwith pay to Landlord the amount of underpayment by Tenant. Any information obtained by Tenant pursuant to the provisions of this Section shall be treated as confidential. Notwithstanding anything herein to the contrary, Tenant shall not be permitted to examine Landlord’s books and records or to dispute any statement of Basic Costs unless Tenant has paid to Landlord the amount due as shown on Landlord’s statement of actual Basic Costs, said payment being a condition precedent to Tenant’s right to examine Landlord’s books and records.

E. The term “Taxes”, which for purposes hereof, shall mean: (a) all real estate taxes and assessments on the Property, the Building or the Premises, and taxes and assessments levied in substitution or supplementation in whole or in part of such taxes, (b) all personal property taxes for the Building’s personal property, including license expenses, (c) all taxes imposed on services of Landlord’s agents and employees, (d) all other taxes, fees or assessments now or hereafter levied by any governmental authority on the Property, the Building or its contents or on the operation and use thereof except as relate to specific tenants, and (e) all costs and fees incurred in connection with seeking reductions in or refunds in Taxes including, without limitation, any costs incurred by Landlord to challenge the tax valuation of the Building, but excluding income, gross receipts or similar taxes imposed upon Landlord. For the purpose of determining real estate taxes and assessments for any given calendar year, the amount to be included in Taxes for such year shall be as follows: (1) with respect to any special assessment that is payable in installments Taxes for such year shall include the amount of the installment (and any interest) due and payable during such year; and (2) with respect to all other real estate taxes, Taxes for such year shall, at Landlord’s election, include either the amount accrued, assessed or otherwise imposed for such year or the amount due and payable for such year, provided that Landlord’s election shall be applied consistently throughout the Lease Term. If a reduction in Taxes is obtained for any year of the Lease Term during which Tenant paid its Pro Rata Share of Basic Costs, then Basic Costs for such year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on such adjustment. Likewise if a reduction is subsequently obtained for Taxes for the Base Year (if Tenant’s Pro Rata Share is based upon increases in Basic Costs over a Base Year), Basic Costs for the Base Year shall be restated and the Excess for all subsequent years recomputed. Tenant shall pay to Landlord Tenant’s Pro Rata Share of any such increase in the Excess within thirty (30) days after Tenant’s receipt of a statement therefor from Landlord.

F. Tenant covenants and agrees to pay to Landlord during the Lease Term, without any setoff or deduction whatsoever, the full amount of all Base Rental and Additional Base Rental due hereunder. In addition, Tenant shall pay and be liable for, as additional rent, all rental, sales and use taxes or other similar taxes, if any, levied or imposed by any city, state, county or other governmental body having authority upon any payments of Base Rental or additional rent, such payments to be in addition to all other payments required to be paid to Landlord by Tenant under the terms and conditions of this Lease. Any such payments shall be paid concurrently with the payments of the Rent on which the tax is based. The Base Rental, Tenant’s Pro Rata Share of Basic Costs and any recurring monthly charges due hereunder shall be due and payable in advance on the first day of each calendar month during the Lease Term without demand, provided that the installment of Base Rental for the first full calendar month of the Lease Term shall be payable upon the execution of this Lease by Tenant. All other items of Rent shall be due and payable by Tenant on or before ten (10) days after billing by Landlord. If the Lease Term commences on a day other than the first day of a calendar month or terminates on a day other than the last day of a calendar month, then the monthly Base Rental and Tenant’s Pro Rata Share of Basic Costs for such month shall be prorated for the number of days in such month occurring within the Lease Term based on a fraction, the numerator of which is the number of days of the Lease Term that fell within such calendar month and the denominator of which is thirty (30). All such payments shall be by a good and sufficient check. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the correct amount of Rent due under this Lease shall be deemed to be other than a payment on account of the earliest Rent due hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other available remedy. The acceptance by Landlord of any Rent on a date after the due date of such payment shall not be construed to be a waiver of Landlord’s right to declare a default for any other late payment. Tenant’s covenant to pay Rent shall be independent of every other covenant set forth in this Lease.

G. All Rent not paid when due and payable shall bear interest from the date due until paid at the lesser of: (1) eighteen percent (18%) per annum; or (2) the Maximum Rate. In addition, if Tenant fails to pay any installment of Rent when due and payable hereunder, a service fee equal to five percent (5%) of such unpaid amount will be due and payable immediately by Tenant to Landlord.

H. In lieu of requiring Tenant to pay Rent by good and sufficient check in the manner described in Section IV.F. above, Landlord shall have the right in its sole and absolute discretion to require Tenant to pay Rent by means of an automated debit system (the “Automatic Debit System”) whereby any or all payments of Rent shall be debited from Tenant’s account in a bank or financial institution designated by Tenant and credited to Landlord’s account in a bank or financial institution designated by Landlord. In the event Landlord elects to have Tenant pay all or any portion of Rent by means of the Automatic Debit System, Tenant, within thirty (30) days after written request by Landlord, shall execute and deliver to Landlord any authorizations, certificates or other documentation as may be required to establish and give effect to the Automatic Debit System. If Landlord elects to have less than all items of Rent paid by the Automatic Debit System, Landlord shall advise Tenant in writing as to those items of Rent that will be paid by the Automatic Debit System (e.g. Base Rental only or Base Rental and Tenant’s Pro Rata Share of Basic Costs only). Either party shall have the right to change its bank or financial institution from time to time, provided that Tenant, no less than thirty (30) days prior to the effective date of any such change, shall provide Landlord with written notice of such change and any and all authorizations, certificates or other documentation as may be required to establish and give effect to the Automatic Debit System at Tenant’s new bank or financial institution. Tenant shall promptly pay all service fees and other charges imposed upon Landlord or Tenant in connection with the Automatic Debit System, including, without limitation, any charges resulting from insufficient funds in Tenant’s bank account. In the event that any Rent is not paid on time as a result of insufficient funds in Tenant’s account, Tenant shall be liable for any interest and/or service fee in accordance with Section IV.G. above. Tenant shall remain liable to Landlord for all payments of Rent due hereunder regardless of whether Tenant’s account is incorrectly debited in any given month, it being agreed that a debit of less than the full amount of Rent due shall not be construed as a waiver by Landlord of its right to receive any unpaid balance of Rent.

V.	Use

The Premises shall be used for the Permitted Use and for no other purpose. Tenant agrees not to use or permit the use of the Premises for any purpose which is illegal, dangerous to life, limb or property or which, in Landlord’s reasonable opinion, creates a nuisance or which would increase the cost of insurance coverage with respect to the Building. Tenant shall conduct its business and control its agents, servants, contractors, employees, customers, licensees, and invitees in such a manner as not to interfere with, annoy or disturb other tenants, or in any way interfere with Landlord in the management and operation of the Building. Tenant will maintain the Premises in a clean and healthful condition, and comply with all laws, ordinances, orders, rules and regulations of any governmental entity with reference to the operation of Tenant’s business and to the use, condition, configuration or occupancy of the Premises, including without limitation, the Americans with Disabilities Act (collectively referred to as “Laws”). Tenant, within ten (10) days after receipt thereof, shall provide Landlord with copies of any notices it receives with respect to a violation or alleged violation of any Laws. Tenant will comply with the rules and regulations of the Building attached hereto as Exhibit B and such other rules and regulations adopted and altered by Landlord from time to time and will cause all of its agents, servants, contractors, employees, customers, licensees and invitees to do so. All changes to such rules and regulations will be reasonable and shall be sent by Landlord to Tenant in writing.

VI.	Security Deposit

The Security Deposit shall be held by Landlord without liability for interest (except as required by law) and as security for the performance of Tenant’s obligations under this Lease. The Security Deposit shall not be considered an advance payment of Rent or a measure of Tenant’s liability for damages. Landlord may, from time to time, without prejudice to any other remedy, use all or a portion of the Security Deposit to make good any arrearage of Rent, to repair damages to the Premises, to clean the Premises upon termination of this Lease or otherwise to satisfy any other covenant or obligation of Tenant hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. If Tenant is not in default at the termination of this Lease, after Tenant surrenders the Premises to Landlord in accordance with this Lease and all amounts due Landlord from Tenant are finally determined and paid by Tenant or through application of the Security Deposit, the balance of the Security Deposit remaining after any such application shall be returned to Tenant. If Landlord transfers its interest in the Premises during the Lease Term, Landlord may assign the Security Deposit to the transferee and thereafter shall have no further liability for the return of such Security Deposit. Tenant agrees to look solely to such transferee or assignee for the return of the Security Deposit. Landlord and its successors and assigns shall not be bound by any actual or attempted assignment or encumbrance of the Security Deposit by Tenant, provided, however, if Tenant’s interest in this Lease has been assigned, Landlord shall, provided that Landlord has been furnished with a fully executed copy of the agreement assigning such Security Deposit, return the Security Deposit to such assignee in accordance with the terms and conditions hereof. If Landlord returns the Security Deposit to Tenant’s assignee as aforesaid, Landlord will have no further obligation to any party with respect thereto. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

VII.	Services to be Furnished by Landlord

A. Landlord, as part of Basic Costs (except as otherwise provided), agrees to furnish Tenant the following services:

1. Water for use in the lavatories on the floor(s) on which the Premises is located. If Tenant desires water in the Premises for any approved reason, including a private lavatory or kitchen, cold water shall be supplied, at Tenant’s sole cost and expense, from the Building water main through a line and fixtures installed at Tenant’s sole cost and expense with the prior reasonable consent of Landlord. If Tenant desires hot water in the Premises, Tenant, at its sole cost and expense and subject to the prior reasonable consent of Landlord, may install a hot water heater in the Premises. Tenant shall be solely responsible for maintenance and repair of any such hot water heater.

2. Central heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as are considered by Landlord, in its reasonable judgment, to be standard for buildings of similar class, size, age and location, or as required by governmental authority. In the event that Tenant requires central heat, ventilation or air conditioning at hours other than Normal Business Hours, such central heat, ventilation or air conditioning shall be furnished to Tenant via Tenant’s utilizing dial in phone system. If Tenant requests Landlord to program for after hours use, then Tenant shall provide written request delivered to Landlord at the office of the Building prior to 3:00 P.M. at least one Business Day in advance of the date for which such usage is requested. Tenant shall pay Landlord, as Additional Base Rental, the entire cost of additional service, currently $25.00 per hour, and as such costs are determined by Landlord from time to time.

3. Maintenance and repair of all Common Areas in the manner and to the extent reasonably deemed by Landlord to be standard for buildings of similar class, size, age and location.

4. Janitor service on Business Days; provided, however, if Tenant’s use, floor covering or other improvements, require special services, Tenant shall pay the additional cost reasonably attributable thereto as Additional Base Rental.

5. Passenger elevator service in common with other tenants of the Building.

6. Electricity to the Premises for general office use, in accordance with and subject to the terms and conditions set forth in Article XI of this Lease.

a) The failure by Landlord to any extent to furnish, or the interruption or termination of, any services in whole or in part, resulting from adherence to laws, regulations and administrative orders, wear, use, repairs, improvements, alterations or any causes beyond the reasonable control of Landlord shall not render Landlord liable in any respect nor be construed as a constructive eviction of Tenant, nor give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement hereof. Should any of the equipment or machinery used in the provision of such services for any cause cease to function properly, Landlord shall use reasonable diligence to repair such equipment or machinery.

b) Tenant expressly acknowledges that if Landlord, from time to time, elects to provide security services, Landlord shall not be deemed to have warranted the efficiency of any security personnel, service, procedures or equipment and Landlord shall not be liable in any manner for the failure of any such security personnel, services, procedures or equipment to prevent or control or apprehend anyone suspected of personal injury property damage or any criminal conduct in, on or around the Property.

VIII.	Leasehold Improvements

Any trade fixtures, unattached and movable equipment or furniture, or other personal property brought into the Premises by Tenant (“Tenant’s Property”) shall be owned and insured by Tenant. Tenant shall remove all such Tenant’s Property from the Premises in accordance with the terms of Article XXXV hereof. Any and all alterations, additions and improvements to the Premises, including any built-in furniture (collectively “Leasehold Improvements”) shall be owned and insured by Landlord and shall remain upon the Premises, all without compensation, allowance or credit to Tenant. Landlord may, nonetheless, at any time prior to, or within six (6) months after, the expiration or earlier termination of this Lease or Tenant’s right to possession, require Tenant to remove any Leasehold Improvements performed by or for the benefit of Tenant and all electronic, phone and data cabling as are designated by Landlord (the “Required Removables”) at Tenant’s sole cost. In the event that Landlord so elects, Tenant shall remove such Required Removables within ten (10) days after notice from Landlord, provided that in no event shall Tenant be required to remove such Required Removables prior to the expiration or earlier termination of this Lease or Tenant’s right to possession. In addition to Tenant’s obligation to remove the Required Removables, Tenant shall repair any damage caused by such removal and perform such other work as is reasonably necessary to restore the Premises. If Tenant fails to remove any specified Required Removables or to perform any required repairs and restoration within the time period specified above, Landlord, at Tenant’s sole cost and expense, may remove, store, sell and/or dispose of the Required Removables and perform such required repairs and restoration work. Tenant, within five (5) days after demand from Landlord, shall reimburse Landlord for any and all reasonable costs incurred by Landlord in connection with the Required Removables.

IX.	Graphics

Landlord shall provide and install at Tenant’s sole cost and expense, any suite numbers and Tenant identification on the exterior of the Premises using the standard graphics for the Building. Tenant shall not be permitted to install any signs or other identification without Landlord’s prior written consent.

X.	Repairs and Alterations

A. Except to the extent such obligations are imposed upon Landlord hereunder, Tenant, at its sole cost and expense, shall perform all maintenance and repairs to the Premises as are necessary to keep the same in good condition and repair throughout the entire Lease Term ordinary wear and tear excepted. Tenant’s repair and maintenance obligations with respect to the Premises shall include, without limitation, any necessary repairs with respect to: (1) any carpet or other floor covering, (2) any interior partitions, (3) any interior doors, (4) the interior sides of any demising walls, (5) any telephone and computer cabling that serves Tenant’s equipment exclusively, (6) any supplemental air conditioning units, private showers and kitchens, including any plumbing in connection therewith, and similar facilities serving Tenant exclusively, and (7) any alterations, additions or improvements performed by contractors retained by Tenant. All such work shall be performed in accordance with section X.B. below and the rules, policies and procedures reasonably enacted by Landlord from time to time for the performance of work in the Building. If Tenant fails to make any necessary repairs to the Premises, Landlord may, at its option, make such repairs, and Tenant shall pay the cost thereof to the Landlord on demand as Additional Base Rental, together with an administrative charge in an amount equal to ten percent (10%) of the cost of such repairs. Landlord shall, at its expense (except as included in Basic Costs), keep and maintain in good repair and working order and make all repairs to and perform necessary maintenance upon: (a) all structural elements of the Building; and (b) all mechanical, electrical and plumbing systems that serve the Building in general; and (c) the Building facilities common to all tenants including, but not limited to, the ceilings, walls and floors in the Common Areas.

B. Tenant shall not make or allow to be made any alterations, additions or improvements to the Premises without first obtaining the prior written consent of Landlord in each such instance. Prior to commencing any such work and as a condition to obtaining Landlord’s consent, Tenant must furnish Landlord with plans and specifications reasonably acceptable to Landlord; names and addresses of contractors reasonably acceptable to Landlord; copies of contracts; necessary permits and approvals; evidence of contractor’s and subcontractor’s insurance in accordance with Article XVI section B. hereof; and payment bond or other security, all in form and amount satisfactory to Landlord. All such improvements, alterations or additions shall be constructed in a good and workmanlike manner using Building Standard materials or other new materials of equal or greater quality. Landlord, to the extent reasonably necessary to avoid any disruption to the tenants and occupants of the Building, shall have the right to designate the time when any such alterations, additions and improvements may be performed and to otherwise designate reasonable rules, regulations and procedures for the performance of work in the Building. Upon completion, Tenant shall furnish “as-built” plans, contractor’s affidavits and full and final waivers of lien and receipted bills covering all labor and materials. All improvements, alterations and additions shall comply with all insurance requirements, codes, ordinances, laws and regulations, including without limitation, the Americans with Disabilities Act. Tenant shall reimburse Landlord upon demand as Additional Base Rental for all sums, if any, expended by Landlord for third party examination of the architectural, mechanical, electric and plumbing plans for any alterations, additions or improvements. In addition, if Landlord so requests, Landlord shall be entitled to oversee the construction of any alterations, additions or improvements that may affect the structure of the Building or any of the mechanical, electrical, plumbing or life safety systems of the Building. In the event Landlord elects to oversee such work, Landlord shall be entitled to receive a fee for such oversight in an amount equal to fifteen percent (15%) of the cost of such alterations, additions or improvements. Landlord’s approval of Tenant’s plans and specifications for any work performed for or on behalf of Tenant shall not be deemed to be a representation by Landlord that such plans and specifications comply with applicable insurance requirements, building codes, ordinances, laws or regulations or that the alterations, additions and improvements constructed in accordance with such plans and specifications will be adequate for Tenant’s use.

XI.	Use of Electrical Services by Tenant

A. All electricity used by Tenant in the Premises shall, at Landlord’s option, be paid for by Tenant either: (1) through inclusion in Base Rental and Basic Costs (except as provided in Section XI.B. below with respect to excess usage); or (2) by a separate charge billed directly to Tenant by Landlord and payable by Tenant as Additional Base Rental within ten (10) days after billing; or (3) by a separate charge or charges billed by the utility company(ies) providing electrical service and payable by Tenant directly to such utility company(ies). It is understood that electrical service to the Premises may be furnished by one or more companies providing electrical generation, transmission and/or distribution services and that the cost of electricity may be billed as a single charge or divided into and billed in a variety of categories such as distribution charges, transmission charges, generation charges, public good charges or other similar categories. Landlord shall have the exclusive right to select the company(ies) providing electrical service to the Building, Premises and Property to aggregate the electrical service for the Building, Premises and Property with other buildings, to purchase electricity for the Building, Premises and Property through a broker and/or buyers group and to change the providers and/or manner of purchasing electricity from time to time. Landlord shall be entitled to receive a reasonable fee (if permitted by law) for the services provided by Landlord in connection with the selection of utility companies and the negotiation and administration of contracts for the generation of electricity. In addition, if Landlord bills Tenant directly for the cost of electricity as Additional Base Rental, the cost of electricity may include (if permitted by law) an administrative fee to reimburse Landlord for the cost of reading meters, preparing invoices and related costs.

B. Tenant’s use of electrical service in the Premises shall not exceed either in voltage, rated capacity, use beyond Normal Business Hours or overall load, that which Landlord deems to be standard for the Building. In the event Tenant shall consume (or request that it be allowed to consume) electrical service in excess of that deemed by Landlord to be standard for the Building, Landlord may refuse to consent to such excess usage or may condition its consent to such excess usage upon such conditions as Landlord reasonably elects (including the installation of utility service upgrades, submeters, air handlers or cooling units), and all such additional usage (to the extent permitted by law), installation and maintenance thereof shall be paid for by Tenant as Additional Base Rental. Landlord, at any time during the Lease Term, shall have the right to separately meter electrical usage for the Premises or to measure electrical usage by survey or any other method that Landlord, in its reasonable judgment, deems to be appropriate.

C. Notwithstanding Section A. above to the contrary, if Landlord permits Tenant to purchase electrical power for the Premises from a provider other than Landlord’s designated company(ies), such provider shall be considered to be a contractor of Tenant and Tenant shall indemnify and hold Landlord harmless from such provider’s acts and omissions while in, or in connection with their services to, the Building or Premises in accordance with the terms and conditions of Article XV. In addition, at the request of Landlord, Tenant shall allow Landlord to purchase electricity from Tenant’s provider at Tenant’s rate or at such lower rate as can be negotiated by the aggregation of Landlord’s and Tenant’s requirements for electricity power.

XII.	Entry by Landlord

Landlord and its agents or representatives shall have the right to enter the Premises to inspect the same, or to show the Premises to prospective purchasers, mortgagees, tenants (during the last twelve months of the Lease Term or earlier in connection with a potential relocation) or insurers, or to clean or make repairs, alterations or additions thereto, including any work that Landlord deems necessary for the safety, protection or preservation of the Building or any occupants thereof, or to facilitate repairs, alterations or additions to the Building or any other tenants’ premises. Except for any entry by Landlord in an emergency situation or to provide normal cleaning and janitorial service, Landlord shall provide Tenant with reasonable prior notice of any entry into the Premises, which notice may be given verbally. If reasonably necessary for the protection and safety of Tenant and its employees, Landlord shall have the right to temporarily close the Premises to perform repairs, alterations or additions in the Premises, provided that Landlord shall use reasonable efforts to perform all such work on weekends and after Normal Business Hours. Entry by Landlord hereunder shall not constitute a constructive eviction or entitle Tenant to any abatement or reduction of Rent by reason thereof.

XIII.	Assignment and Subletting

A. Tenant shall not assign, sublease, transfer or encumber this Lease or any interest therein or grant any license, concession or other right of occupancy of the Premises or any portion thereof or otherwise permit the use of the Premises or any portion thereof by any party other than Tenant (any of which events is hereinafter called a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld with respect to any proposed assignment or subletting. Landlord’s consent shall not be considered unreasonably withheld if: (1) the proposed transferee’s financial responsibility does not meet the same criteria Landlord uses to select Building tenants; (2) the proposed transferee’s business is not suitable for the Building considering the business of the other tenants and the Building’s prestige or would result in a violation of an exclusive right granted to another tenant in the Building; (3) the proposed use is different than the Permitted Use: (4) the proposed transferee is a government agency or occupant of the Building; (5) Tenant is in default; or (6) any portion of the Building or Premises would become subject to additional or different governmental laws or regulations as a consequence of the proposed Transfer and/or the proposed transferee’s use and occupancy of the Premises. Tenant acknowledges that the foregoing is not intended to be an exclusive list of the reasons for which Landlord may reasonably withhold its consent to a proposed Transfer. Any attempted Transfer in violation of the terms of this Article shall, at Landlord’s sole and absolute option, be deemed an Event of Default. Consent by Landlord to one or more Transfers shall not operate as a waiver of Landlord’s rights as to any subsequent Transfers. In addition Tenant shall not, without Landlord’s prior written consent, publicly advertise the proposed rental rate for any Transfer.

B. If Tenant requests Landlord’s consent to a Transfer, Tenant, together with such request for consent, shall provide Landlord with the name of the proposed transferee and the nature of the business of the proposed transferee, the term, use, rental rate and all other material terms and conditions of the proposed Transfer, including, without limitation, a copy of the proposed assignment, sublease or other contractual documents and evidence satisfactory to Landlord that the proposed transferee is financially responsible. Landlord shall respond in writing to any such request for consent to a Transfer within twenty-five (25) days of its receipt of all information and documentation required herein by either (a) notifying Tenant that it consents to such Transfer or that it will withhold its consent to such Transfer, and, if so, the reasons for withholding its consent; (b) notifying Tenant that, in lieu thereof, Landlord desires to negotiate directly with the proposed transferee. If Landlord fails to respond in writing to a consent to a Transfer as provided herein within twenty-five (25) days of its receipt of all information and documentation required herein, Landlord shall be deemed to have given its consent to such Transfer. If Landlord notifies Tenant within such twenty-five (25) day period that it desires to negotiate directly with the proposed transferee, Landlord shall then have a period an additional period of thirty (30) days in which to conduct such negotiations, and, if Landlord is able to reach an agreement with such proposed transferee within such thirty (30) day period, Landlord shall terminate this Lease in whole or in part as appropriate effective not later than thirty (30) days after reaching such agreement. If Landlord is unable to reach an agreement with such proposed transferee within such thirty (30) day period, then Landlord shall notify Tenant in writing that it consents to such Transfer or that it will withhold its consent to such Transfer, and, if so, the reasons for withholding its consent. In the event Landlord consents to any such Transfer, the Transfer and consent thereto shall be in a form approved by Landlord, and Tenant shall bear all costs and expenses incurred by Landlord in connection with the review and approval of such documentation, which costs and expenses shall be deemed to be at least Seven Hundred Fifty Dollars ($750.00).

C. All cash or other proceeds (the “Transfer Consideration”) of any Transfer of Tenant’s interest in this Lease and/or the Premises, whether consented to by Landlord or not, shall be paid to Landlord and Tenant hereby assigns all rights it might have or ever acquire in any such proceeds to Landlord. In addition to the Rent hereunder, Tenant hereby covenants and agrees to pay to Landlord all rent and other consideration which it receives which is in excess of the Rent payable hereunder within ten (10) days following receipt thereof by Tenant. In addition to any other rights Landlord may have, Landlord shall have the right to contact any transferee and require that all payments made pursuant to the Transfer shall be made directly to Landlord.

D. If Tenant is a corporation, limited liability company or similar entity, and if at any time during the Lease Term the entity or entities who own the voting shares at the time of the execution of this Lease cease for any reason (including but not limited to merger, consolidation or other reorganization involving another corporation) to own a majority of such shares, or if Tenant is a partnership and if at any time during the Lease Term the general partner or partners who own the general partnership interests in the partnership at the time of the execution of this Lease, cease for any reason to own a majority of such interests (except as the result of transfers by gift, bequest or inheritance to or for the benefit of members of the immediate family of such original shareholder(s) or partner(s)), such an event shall be deemed to be a Transfer. The preceding sentence shall not apply whenever Tenant is a corporation, the outstanding stock of which is listed on a recognized security exchange, or if at least eighty percent (80%) of its voting stock is owned by another corporation the voting stock of which is so listed.

E. Any Transfer consented to by Landlord in accordance with this Article XIII shall be only for the Permitted Use and for no other purpose. In no event shall any Transfer release or relieve Tenant or any Guarantors from any obligations under this Lease.

XIV.	Liens

The interest of Landlord in the Premises shall not be subject in any way to any liens including construction liens, for improvements to or other work performed with respect to the Premises by or on behalf of Tenant. The Tenant shall have no power or authority to create any lien or permit any lien to attach to the present estate, reversion, or other estate of Landlord in the Premises or in the Property and all mechanics, materialmen, contractors, artisans, and other parties contracting with Tenant or its representatives or privies with respect to the Premises or any part of the Premises are hereby charged with notice that they must look to the Tenant to secure payment of any bill for work done or material furnished or for any other purpose during the term of this Lease. Without limiting the generality of the foregoing, Tenant agrees to obtain and deliver to Landlord written and unconditional waivers of construction liens upon the Premises and the Property, for all work or materials to be furnished to the Premises at the request or direction of Tenant signed by all architects, engineers, designers, contractors, subcontractors, materialmen, and laborers who become involved in such work. Notwithstanding the foregoing, Tenant, at its expense, shall cause any lien filed against the Premises or the Property, for work or materials claimed to have been furnished to Tenant, to be discharged of record or properly transferred to a bond pursuant to Section 713.24, Florida Statutes (1991), within ten (10) days after notice thereof to Tenant. If Tenant shall fail to so discharge such lien or transfer it to a bond as required above, then, in addition to any other right or remedy of Landlord, Landlord may but shall not be obligated to discharge or transfer the same to a bond. Any amount paid by Landlord for any of the aforesaid purposes, including reasonable attorneys fees (and to the extent permitted by law) shall be paid by Tenant to Landlord on demand as Additional Base Rental. Landlord shall have the right to post and keep posted on the Premises any notices that may be provided by law or which Landlord may deem to be proper for the protection of Landlord, the Premises and the Building from such liens. Tenant shall notify every contractor making improvements to the Premises that the interest of the Landlord in the Premises shall not be subject to liens for improvements to the Premises or for other work performed with respect to the Premises by or on behalf of Tenant. Upon request from Landlord, Tenant shall execute, acknowledge and deliver without charge a memorandum of lease or notice in recordable form containing a confirmation that the interest of the Landlord in the Premises and Property shall not be subject to liens for improvements to the Premises or for other work performed with respect to the Premises by or on behalf of Tenant.

XV.	Indemnity and Waiver of Claims

A. Tenant shall indemnify, defend and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, Mortgagee(s) and agents, and the respective principals and members of any such agents (collectively the “Landlord Related Parties”) harmless against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by law), which may be imposed upon, incurred by, or asserted against Landlord or any of the Landlord Related Parties and arising, directly or indirectly, out of or in connection with the use, occupancy or maintenance of the Premises by, through or under Tenant including, without limitation, any of the following: (1) any work or thing done in, on or about the Premises or any part thereof by Tenant or any of its transferees, agents, servants, contractors, employees, customers, licensees or invitees; (2) any use, non-use, possession, occupation, condition, operation or maintenance of the Premises or any part thereof; (3) any act or omission of Tenant or any of its transferees, agents, servants, contractors, employees, customers licensees or invitees, regardless of whether such act or omission occurred within the Premises; (4) any injury or damage to any person or property occurring in, on or about the Premises or any part thereof; or (5) any failure on the part of Tenant to perform or comply with any of the covenants, agreements, terms or conditions contained in this Lease with which Tenant must comply or perform. In case any action or proceeding is brought against Landlord or any of the Landlord Related Parties by reason of any of the foregoing, Tenant shall, at Tenant’s sole cost and expense, resist and defend such action or proceeding with counsel approved by Landlord or, at Landlord’s option, reimburse Landlord for the cost of any counsel retained directly by Landlord to defend and resist such action or proceeding.

B. Landlord and the Landlord Related Parties shall not be liable for, and Tenant hereby waives, all claims for loss or damage to Tenant’s business or damage to person or property sustained by Tenant or any person claiming by, through or under Tenant, including Tenant’s principals, agents and employees (collectively, the “Tenant Related Parties”) resulting from any accident or occurrence in, on or about the Premises, the Building or the Property, including, without limitation, claims for loss, theft or damage resulting from: (1) the Premises, Building, or Property or any equipment or appurtenances becoming out of repair; (2) wind or weather; (3) any defect in or failure to operate, for whatever reason, any sprinkler, heating or air-conditioning equipment, electric wiring, gas, water or steam pipes; (4) broken glass; (5) the backing up of any sewer pipe or downspout; (6) the bursting, leaking or running of any tank, water closet, drain or other pipe; (7) the escape of steam or water; (8) water, snow or ice being upon or coming through the roof, skylight, stairs, doorways, windows, walks or any other place upon or near the Building; (9) the falling of any fixture, plaster, tile or other material; (10) any act, omission or negligence of other tenants, licensees or any other persons or occupants of the Building or of adjoining or contiguous buildings, or owners of adjacent or contiguous property or the public, or by construction of any private, public or quasi-public work; or (11) any other cause of any nature except, as to items 1-9, where such loss or damage is due to Landlord’s willful failure to make repairs required to be made pursuant to other provisions of this Lease, after the expiration of a reasonable time after written notice to Landlord of the need for such repairs. To the maximum extent permitted by law, Tenant agrees to use and occupy the Premises, and to use such other portions of the Building as Tenant is herein given the right to use, at Tenant’s own risk.

XVI.	Tenant’s Insurance

A. At all times commencing on and after the earlier of the Commencement Date and the date Tenant or its agents, employees or contractors enters the Premises for any purpose, Tenant shall carry and maintain, at its sole cost and expense:

1. Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of Two Million Dollars ($2,000,000.00), with a contractual liability endorsement covering Tenant’s indemnity obligations under this Lease.

2. All Risks of Property and Casualty Insurance written at replacement cost value and with a replacement cost endorsement covering all of Tenant’s Property in the Premises.

3. Workers’ Compensation Insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute, and Employers Liability Coverage of One Million Dollars ($1,000,000.00) per occurrence.

4. Whenever good business practice, in Landlord’s reasonable judgment, indicates the need of additional insurance coverage or different types of insurance in connection with the Premises or Tenant’s use and occupancy thereof, Tenant shall, upon request, obtain such insurance at Tenant’s expense and provide Landlord with evidence thereof.

B. Except for items for which Landlord is responsible under the Work Letter Agreement, before any repairs, alterations, additions, improvements, or construction are undertaken by or on behalf of Tenant, Tenant shall carry and maintain, at its expense, or Tenant shall require any contractor performing work on the Premises to carry and maintain, at no expense to Landlord, in addition to Workers’ Compensation Insurance as required by the jurisdiction in which the Building is located, All Risk Builder’s Risk Insurance in the amount of the replacement cost of any alterations, additions or improvements (or such other amount reasonably required by Landlord) and Commercial General Liability Insurance (including, without limitation, Contractor’s Liability coverage, Contractual Liability coverage and Completed Operations coverage) written on an occurrence basis with a minimum combined single limit of Two Million Dollars ($2,000,000.00) and adding “the named Landlord hereunder (or any successor thereto), Osprey S.A. Ltd., a Florida limited partnership, and their respective members, principals, beneficiaries, partners, officers, directors, employees, agents and any Mortgagee(s)”, and other designees of Landlord as the interest of such designees shall appear, as additional insureds (collectively referred to as the “Additional Insureds”).

C. Any company writing any insurance which Tenant is required to maintain or cause to be maintained pursuant to the terms of this Lease (all such insurance as well as any other insurance pertaining to the Premises or the operation of Tenant’s business therein being referred to as “Tenant’s Insurance”), as well as the form of such insurance, shall at all times be subject to Landlord’s reasonable approval, and each such insurance company shall have an A Best rating of “A” or better and shall be licensed and qualified to do business in the state in which the Premises is located. All policies evidencing Tenant’s Insurance (except for Workers’ Compensation Insurance) shall specify Tenant as named insured and the Additional Insureds as additional insureds. Provided that the coverage afforded Landlord and any designees of Landlord shall not be reduced or otherwise adversely affected, all of Tenant’s Insurance may be carried under a blanket policy covering the Premises and any other of Tenant’s locations. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) will give to Landlord and its designees at least thirty (30) days’ advance written notice of any change, cancellation, termination or lapse of said insurance. Tenant shall be solely responsible for payment of premiums for all of Tenant’s Insurance. Tenant shall deliver to Landlord at least fifteen (15) days prior to the time Tenant’s Insurance is first required to be carried by Tenant, and upon renewals at least fifteen (15) days prior to the expiration of any such insurance coverage, a certificate of insurance of all policies procured by Tenant in compliance with its obligations under this Lease. The limits of Tenant’s Insurance shall in no event limit Tenant’s liability under this Lease.

D. Tenant shall not do or fail to do anything in, upon or about the Premises which will: (1) violate the terms of any of Landlord’s insurance policies; (2) prevent Landlord from obtaining policies of insurance acceptable to Landlord or any Mortgagees; or (3) result in an increase in the rate of any insurance on the Premises, the Building, any other property of Landlord or of others within the Building. In the event of the occurrence of any of the events set forth in this Section, Tenant shall pay Landlord upon demand, as Additional Base Rental, the cost of the amount of any increase in any such insurance premium, provided that the acceptance by Landlord of such payment shall not be construed to be a waiver of any rights by Landlord in connection with a default by Tenant under the Lease. If Tenant fails to obtain the insurance coverage required by this Lease, Landlord may, at its option, obtain such insurance for Tenant, and Tenant shall pay, as Additional Base Rental, the cost of all premiums thereon and all of Landlord’s costs associated therewith.

XVII.	Subrogation

Notwithstanding anything set forth in this Lease to the contrary, Landlord and Tenant do hereby waive any and all right of recovery, claim, action or cause of action against the other, their respective principals, beneficiaries, partners, officers, directors, agents, and employees, and, with respect to Landlord, its Mortgagee(s), for any loss or damage that may occur to Landlord or Tenant or any party claiming by, through or under Landlord or Tenant, as the case may be, with respect to their respective property, the Building, the Property or the Premises or any addition or improvements thereto, or any contents therein, by reason of fire, the elements, or any other cause, regardless of cause or origin, including the negligence of Landlord or Tenant, or their respective principals, beneficiaries, partners, officers directors, agents and employees and, with respect to Landlord, its Mortgagee(s), which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance. Since this mutual waiver will preclude the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), Landlord and Tenant each agree to give each insurance company which has issued, or in the future may issue, policies of insurance, with respect to the items covered by this waiver, written notice of the terms of this mutual waiver, and to have such insurance policies properly endorsed, if necessary, to prevent the invalidation of any of the coverage provided by such insurance policies by reason of such mutual waiver. For the purpose of the foregoing waiver, the amount of any deductible applicable to any loss or damage shall be deemed covered by, and recoverable by the insured under the insurance policy to which such deductible relates. In the event that Tenant is permitted to and self-insures any risk which would have been covered by the insurance required to be carried by Tenant pursuant to Article XVI of the Lease, or if Tenant fails to carry any insurance required to be carried by Tenant pursuant to Article XVI of this Lease, then all loss or damage to Tenant, its leasehold interest, its business, its property, the Premises or any additions or improvements thereto or contents thereof shall be deemed covered by and recoverable by Tenant under valid and collectible policies of insurance.

XVIII.	Landlord’s Insurance

Landlord shall maintain property insurance on the Building in such amounts as Landlord reasonably elects. The cost of such insurance shall be included as a part of the Basic Costs, and payments for losses and recoveries thereunder shall be made solely to Landlord or the Mortgagees of Landlord as their interests shall appear.

XIX.	Casualty Damage

If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord. In case the Building shall be so damaged that in Landlord’s reasonable judgment, substantial alteration or reconstruction of the Building shall be required (whether or not the Premises has been damaged by such casualty) or in the event Landlord will not be permitted by applicable law to rebuild the Building in substantially the same form as existed prior to the fire or casualty or in the event the Premises has been materially damaged and there is less than two (2) years of the Lease Term remaining on the date of such casualty or in the event any Mortgagee should require that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt or in the event of any material uninsured loss to the Building, Landlord may, at its option, terminate this Lease by notifying Tenant in writing of such termination within ninety (90) days after the date of such casualty. Such termination shall be effective as of the date of fire or casualty, with respect to any portion of the Premises that was rendered untenantable, and the effective date of termination specified in Landlord’s notice, with respect to any portion of the Premises that remained tenantable. If Landlord does not elect to terminate this Lease, Landlord shall commence and proceed with reasonable diligence to restore the Building (provided that Landlord shall not be required to restore any unleased premises in the Building) and the Leasehold Improvements (but excluding any improvements, alterations or additions made by Tenant in violation of this Lease) located within the Premises, if any, which Landlord has insured to substantially the same condition they were in immediately prior to the happening of the casualty. Notwithstanding the foregoing, Landlord’s obligation to restore the Building, and the Leasehold Improvements, if any shall not require Landlord to expend for such repair and restoration work more than the insurance proceeds actually received by the Landlord as a result of the casualty. When repairs to the Premises have been completed by Landlord, Tenant shall complete the restoration or replacement of all Tenant’s Property necessary to permit Tenant’s reoccupancy of the Premises, and Tenant shall present Landlord with evidence satisfactory to Landlord of Tenant’s ability to pay such costs prior to Landlord’s commencement of repair and restoration of the Premises. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, except that, subject to the provisions of the next sentence, Landlord shall allow Tenant a fair diminution of Rent on a per diem basis during the time and to the extent any damage to the Premises causes the Premises to be rendered untenantable and not used by Tenant. If the Premises or any other portion of the Building is damaged by fire or other casualty resulting from the negligence of Tenant or any Tenant Related Parties, the Rent hereunder shall not be diminished during any period during which the Premises, or any portion thereof, is untenantable

(except to the extent Landlord is entitled to be reimbursed by the proceeds of any rental interruption insurance), and Tenant shall be liable to Landlord for the cost of the repair and restoration of the Building caused thereby to the extent such cost and expense is not covered by insurance proceeds. Landlord and Tenant hereby waive the provisions of any law from time to time in effect during the Lease Term relating to the effect upon leases of partial or total destruction of leased property. Landlord and Tenant agree that their respective rights in the event of any damage to or destruction of the Premises shall be those specifically set forth herein.

XX.	Demolition

Landlord shall have the right to terminate this Lease if Landlord proposes or is required, for any reason, to substantially remodel, remove, or demolish the Building or any substantial portion thereof. Such cancellation shall be exercised by Landlord by the service of not less than one hundred eighty (180) days’ written notice of such termination. Such notice shall set forth the date upon which the termination will be effective. No money or other consideration shall be payable by Landlord to Tenant for Landlord’s exercise of this right, and the right is hereby reserved to Landlord and all purchasers, successors, assigns, transferees, and ground tenants of Landlord, as the case may be, and is in addition to all other rights of Landlord. Tenant has read the foregoing and understands that Landlord has a right to terminate this Lease as provided above.

XXI.	Condemnation

If (a) the whole or any substantial part of the Premises or (b) any portion of the Building or Property which would leave the remainder of the Building unsuitable for use as an office building comparable to its use on the Commencement Date, shall be taken or condemned for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, then Landlord may, at its option, terminate this Lease effective as of the date the physical taking of said Premises or said portion of the Building or Property shall occur. In the event this Lease is not terminated, the Rentable Area of the Building, the Rentable Area of the Premises and Tenant’s Pro Rata Share shall be appropriately adjusted. In addition, Rent for any portion of the Premises so taken or condemned shall be abated during the unexpired term of this Lease effective when the physical taking of said portion of the Premises shall occur. All compensation awarded for any such taking or condemnation, or sale proceeds in lieu thereof, shall be the property of Landlord, and Tenant shall have no claim thereto the same being hereby expressly waived by Tenant except for any portions of such award or proceeds which are specifically allocated by the condemning or purchasing party for the taking of or damage to trade fixtures of Tenant, which Tenant specifically reserves to itself.

XXII.	Events of Default

The following events shall be deemed to be events of default under this Lease:

A. Tenant shall fail to pay when due, without notice or demand, any Base Rental, Additional Base Rental or other Rent under this Lease (hereinafter sometimes referred to as a “Monetary Default”).

B. Any failure by Tenant (other than a Monetary Default) to comply with any term, provision or covenant of this Lease, including, without limitation, the rules and regulations, which failure is not cured within ten (10) days after delivery to Tenant of notice of the occurrence of such failure, provided that if any such failure creates a hazardous condition, such failure must be cured immediately. Notwithstanding the foregoing, if Tenant fails to comply with any particular provision or covenant of this Lease, including, without limitation, Tenant’s obligation to pay Rent when due, on three (3) occasions during any twelve (12) month period, any subsequent violation of such provision or covenant shall be considered to be an incurable default by Tenant.

C. Tenant shall become insolvent, or shall make a transfer in fraud of creditors, or shall commit an act of bankruptcy or shall make an assignment for the benefit of creditors, or Tenant shall admit in writing its inability to pay its debts as they become due.

D. Tenant shall file a petition under any section or chapter of the United States Bankruptcy Code, as amended, pertaining to bankruptcy, or under any similar law or statute of the United States or any State thereof, or Tenant shall be adjudged bankrupt or insolvent in proceedings filed against Tenant thereunder, or a petition or answer proposing the adjudication of Tenant as a debtor or its reorganization under any present or future federal or state bankruptcy or similar law shall be filed in any court and such petition or answer shall not be discharged or denied within sixty (60) days after the filing thereof.

E. A receiver or trustee shall be appointed for all or substantially all of the assets of Tenant or of the Premises or of any of Tenant’s Property located thereon in any proceeding brought by Tenant or any such receiver or trustee shall be appointed in any proceeding brought against Tenant and shall not be discharged within sixty (60) days after such appointment or Tenant shall consent to or acquiesce in such appointment.

F. The leasehold estate hereunder shall be taken on execution or other process of law or equity in any action against Tenant.

G. Tenant shall abandon or vacate any substantial portion of the Premises without the prior written consent of Landlord.

H. Tenant shall fail to take possession of and occupy the Premises within thirty (30) days following the Commencement Date.

I. The liquidation, termination, dissolution, or forfeiture of right to do business, of Tenant.

J. Tenant is in default beyond any notice and cure period under any other lease with Landlord.

XXIII.	Remedies

A. Upon the occurrence of any event or events of default under this Lease Landlord shall have the option to pursue any one or more of the following remedies without any notice (except as expressly prescribed in Article XXII above) or demand whatsoever (and without limiting the generality of the foregoing, Tenant hereby specifically waives notice and demand for payment of Rent or other obligations due (except as expressly prescribed in Article XXII above) and waives any and all other notices or demand requirements imposed by applicable law):

1. Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises upon termination of the Lease hereunder, Landlord may without prejudice to any other remedy which it may have enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying said Premises, or any part thereof, and Tenant hereby agrees to pay to Landlord on demand the amount of all loss and damage, including consequential damage, which Landlord may suffer by reason of such termination, whether through inability to relet the Premises on satisfactory terms or otherwise specifically including but not limited to all Costs of Reletting (hereinafter defined) and any deficiency that may arise by reason of any reletting or failure to relet, including the payment of any past due rents.

2. Enter upon and take possession of the Premises and expel or remove Tenant or any other person who may be occupying said Premises, or any part thereof, without having any civil or criminal liability therefor and without terminating this Lease. Landlord may (but shall be under no obligation to) relet the Premises or any part thereof for the account of Tenant in the name of Tenant or Landlord or otherwise without notice to Tenant for such term or terms which may be greater or less than the period which would otherwise have constituted the balance of the Lease Term and on such conditions (which may include concessions, free rent and alterations of the Premises) and for such uses as Landlord in its sole and absolute discretion may determine, and Landlord may collect and receive any rents payable by reason of such reletting. Tenant agrees to pay Landlord on demand all past due rents, all Costs of Reletting and any deficiency that may arise by reason of such reletting or failure to relet. Landlord shall not be under any obligation to and shall not be responsible or liable for any failure to relet the Premises or any part thereof or for any failure to collect any Rent due upon any such reletting. No such re-entry or taking of possession of the Premises by Landlord shall be construed as an election on Landlord’s part to terminate this Lease unless a written notice of such termination is given to Tenant.

3. Enter upon the Premises without having any civil or criminal liability therefor, and do whatever Tenant is obligated to do under the terms of this Lease, and Tenant agrees to reimburse Landlord on demand for any expense which Landlord may incur in thus affecting compliance with Tenants obligations under this Lease together with interest at the lesser of a per annum rate equal to (a) the Maximum Rate, or (b) the Prime Rate plus five percent (5%).

4. In order to regain possession of the Premises and to deny Tenant access thereto in any instance in which Landlord has terminated this Lease or Tenant’s right to possession, or to limit access to the Premises in accordance with local law in the event of a default by Tenant, Landlord or its agent may, at the expense and liability of the Tenant, alter or change any or all locks or other security devices controlling access to the Premises without posting or giving notice of any kind to Tenant. Landlord shall have no obligation to provide Tenant a key or grant Tenant access to the Premises so long as Tenant is in default under this Lease. Tenant shall not be entitled to recover possession of the Premises, terminate this Lease, or recover any actual, incidental, consequential, punitive, statutory or other damages or award of attorneys’ fees, by reason of Landlord’s alteration or change of any lock or other security device. Landlord may, without notice, remove and either dispose of or store, at Tenant’s expense, any property belonging to Tenant that remains in the Premises after Landlord has regained possession thereof.

5. In addition to any other Remedies provided for in this Lease or under Florida law, accelerate the Rent due under this Lease, in which event, Tenant shall immediately pay to Landlord the sum of: (a) all Rent accrued hereunder through the date of default, and, upon Landlord’s determination thereof, (b) all Rent accrued hereunder from the date of default through the date of an award or judgment by any court, (c) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Lease Term discounted to present value at five percent per annum.

B. For purposes of this Lease, the term “Costs of Reletting” shall mean all costs and expenses incurred by Landlord in connection with the reletting of the Premises, including without limitation, the cost of cleaning, renovation, repairs, decoration and alteration of the Premises for a new tenant or tenants, advertisement, marketing, brokerage and legal fees (if and to the extent permitted by law), the cost of protecting or caring for the Premises while vacant, the cost of removing and storing any property located on the Premises, any increase in insurance premiums caused by the vacancy of the Premises and any other out-of-pocket expenses incurred by Landlord including tenant incentives, allowances and inducements.

C. Except as otherwise herein provided, no repossession or re-entering of the Premises or any part thereof pursuant to Article XXIII hereof or otherwise shall relieve Tenant or any Guarantor of its liabilities and obligations hereunder, all of which shall survive such repossession or reentering. Notwithstanding any such repossession or re- entering by reason of the occurrence of an event of default. Tenant will pay to Landlord the Rent required to be paid by Tenant pursuant to this Lease.

D. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, applicable law or in equity. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default.

E. This Article XXIII shall be enforceable to the maximum extent such enforcement is not prohibited by applicable law, and the unenforceability of any portion thereof shall not thereby render unenforceable any other portion.

XXIV.	Limitation of Liability

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD HEREUNDER) TO TENANT SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE BUILDING, AND TENANT AGREES TO LOOK SOLELY TO LANDLORD’S INTEREST IN THE BUILDING FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST THE LANDLORD, IT BEING INTENDED THAT NEITHER LANDLORD NOR ANY MEMBER, PRINCIPAL, PARTNER, SHAREHOLDER, OFFICER, DIRECTOR OR BENEFICIARY OF LANDLORD SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY. TENANT HEREBY COVENANTS THAT PRIOR TO THE FILING OF ANY SUIT FOR AN ALLEGED DEFAULT BY LANDLORD HEREUNDER, IT SHALL GIVE LANDLORD AND ALL MORTGAGEES WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES OR DEED OF TRUST LIENS ON THE PROPERTY, BUILDING OR PREMISES WRITTEN NOTICE AND REASONABLE TIME TO CURE SUCH ALLEGED DEFAULT BY LANDLORD.

XXV.	No Waiver

Failure of Landlord to declare any default immediately upon its occurrence, or delay in taking any action in connection with an event of default shall not constitute a waiver of such default, nor shall it constitute an estoppel against Landlord, but Landlord shall have the right to declare the default at any time and take such action as is lawful or authorized under this Lease. Failure by Landlord to enforce its rights with respect to any one default shall not constitute a waiver of its rights with respect to any subsequent default. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises.

XXVI.	Event of Bankruptcy

In addition to, and in no way limiting the other remedies set forth herein, Landlord and Tenant agree that if Tenant ever becomes the subject of a voluntary or involuntary bankruptcy, reorganization, composition, or other similar type proceeding under the federal bankruptcy laws, as now enacted or hereinafter amended, then:

1. “Adequate protection” of Landlord’s interest in the Premises pursuant to the provisions of Section 361 and 363 (or their successor sections) of the Bankruptcy Code, 11 U.S.C. Section 101 et seq., (such Bankruptcy Code as amended from time to time being herein referred to as the “Bankruptcy Code”), prior to assumption and/or assignment of the Lease by Tenant shall include, but not be limited to all (or any part) of the following:

a) the continued payment by Tenant of the Base Rental and all other Rent due and owing hereunder and the performance of all other covenants and obligations hereunder by Tenant; and

b) the furnishing of an additional/new security deposit by Tenant in the amount of three (3) times the then current monthly Base Rental.

2. “Adequate assurance of future performance” by Tenant and/or any assignee of Tenant pursuant to Bankruptcy Code Section 365 (or successor section) will include (but not be limited to) payment of an additional/new Security Deposit in the amount of three (3) times the then current monthly Base Rental payable hereunder.

3. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code, shall be deemed without further act or deed to have assumed all of the obligations of Tenant arising under this Lease on and after the effective date of such assignment. Any such assignee shall, upon demand by Landlord, execute and deliver to Landlord an instrument confirming such assumption of liability.

4. Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of the Landlord under this Lease, whether or not expressly denominated as “Rent,” shall constitute “rent” for the purposes of Section 502(b) (6) of the Bankruptcy Code (or successor section).

5. If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other considerations payable or otherwise to be delivered to Landlord (including Base Rentals and other Rent hereunder), shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the bankruptcy estate of Tenant. Any and all monies or other considerations constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord shall be held in trust by Tenant or Tenants bankruptcy estate for the benefit of Landlord and shall be promptly paid to or turned over to Landlord.

6. If Tenant assumes this Lease and proposes to assign the same pursuant to the provisions of the Bankruptcy Code to any person or entity who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to the Tenant, then notice of such proposed offer/assignment setting forth: (1) the name and address of such person or entity, (2) all of the terms and conditions of such offer and (3) the adequate assurance to be provided Landlord to assure such person’s or entity’s future performance under the Lease, shall be given to Landlord by Tenant no later than twenty (20) days after receipt by Tenant, but in any event no later than ten (10) days prior to the date that Tenant shall make application to a court of competent jurisdiction for authority and approval to enter into such assumption and assignment, and Landlord shall thereupon have the prior right and option, to be exercised by notice to Tenant given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such persons or entity, less any brokerage commission which may be payable out of the consideration to be paid by such person for the assignment of this Lease.

7. To the extent permitted by law, Landlord and Tenant agree that this Lease is a contract under which applicable law excuses Landlord from accepting performance from (or rendering performance to) any person or entity other than Tenant within the meaning of Sections 365(c) and 365(e) (2) of the Bankruptcy Code (or their successor sections).

XXVII.	Waiver of Jury Trial

Landlord and Tenant hereby waive any right to a trial by jury in any action or proceeding based upon, or related to, the subject matter of this Lease. This waiver is knowingly, intentionally, and voluntarily made by Tenant, and Tenant acknowledges that neither Landlord nor any person acting on behalf of Landlord has made any representations of fact to induce this waiver of trial by jury or in any way to modify or nullify its effect. Tenant further acknowledges that it has been represented (or has had the opportunity to be represented) in the signing of this Lease and in the making of this waiver by independent legal counsel, selected of its own free will, and that it has had the opportunity to discuss this waiver with counsel.

XXVIII.	Relocation

Landlord, at its expense at any time before or during the Lease Term, shall be entitled to cause Tenant to relocate from the Premises to space containing approximately the same Rentable Area as the Premises (the “Relocation Space”) within the Building upon sixty (60) days’ prior written notice to Tenant. Such a relocation shall not affect this Lease except that from and after the date of such relocation, “Premises” shall refer to the Relocation Space into which Tenant has been moved, rather than the original Premises as herein defined, and the Base Rental shall be adjusted so that immediately following such relocation the Base Rental for the Relocation Space per annum on a per square foot of Rentable Area basis shall be the same as the Base Rental per annum immediately prior to such relocation for the original Premises on a per square foot of Rentable Area basis. Tenant’s Pro Rata Share shall also be adjusted in accordance with the formula set forth in this Lease.

XXIX.	Holding Over

In the event of holding over by Tenant after expiration or other termination of this Lease or in the event Tenant continues to occupy the Premises after the termination of Tenant’s right of possession pursuant to Articles XXII and XXIII hereof, occupancy of the Premises subsequent to such termination or expiration shall be that of a tenancy at sufferance and in no event for month-to-month or year-to-year. Tenant shall, throughout the entire holdover period, be subject to all the terms and provisions of this Lease and shall pay for its use and occupancy an amount (on a per month basis without reduction for any partial months during any such holdover) equal to twice the sum of the Base Rental and Additional Base Rental due for the period immediately preceding such holding over, provided that in no event shall Base Rental and Additional Base Rental during the holdover period be less than the fair market rental for the Premises. No holding over by Tenant or payments of money by Tenant to Landlord after the expiration of the term of this Lease shall be construed to extend the Lease Term or prevent Landlord from recovery of immediate possession of the Premises by summary proceedings or otherwise. In addition to the obligation to pay the amounts set forth above during any such holdover period, Tenant also shall be liable to Landlord for all damage, including any consequential damage, which Landlord may suffer by reason of any holding over by Tenant, and Tenant shall indemnify Landlord against any and all claims made by any other tenant or prospective tenant against Landlord for delay by Landlord in delivering possession of the Premises to such other tenant or prospective tenant.

XXX.	Subordination to Mortgages; Estoppel Certificate

Tenant accepts this Lease subject and subordinate to any mortgage, deed of trust, ground lease or other lien presently existing or hereafter arising upon the Premises, or upon the Building and/or the Property and to any renewals, modifications, refinancings and extensions thereof (any such mortgage, deed of trust, lease or other lien being hereinafter referred to as a “Mortgage”, and the person or entity having the benefit of same being referred to hereinafter as a “Mortgagee”), but Tenant agrees that any such Mortgagee shall have the right at any time to subordinate such Mortgage to this Lease on such terms and subject to such conditions as such Mortgagee may deem appropriate in its discretion. This clause shall be self-operative and no further instrument of subordination shall be required. However, Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any Mortgage, and Tenant agrees upon demand to execute such further instruments subordinating this Lease, acknowledging the subordination of this Lease or attorning to the holder of any such Mortgage as Landlord may request The terms of this Lease are subject to approval by the Landlord’s existing lender(s) and any lender(s) who, at the time of the execution of this Lease, have committed or are considering committing to Landlord to make a loan secured by all or any portion of the Property, and such approval is a condition precedent to Landlord’s obligations hereunder. In the event that Tenant should fail to execute any subordination or other agreement required by this Article promptly as requested, Tenant hereby irrevocably constitutes Landlord as its attorney-in-fact to execute such instrument in Tenant’s name, place and stead, it being agreed that such power is one coupled with an interest in Landlord and is accordingly irrevocable. If any person shall succeed to all or part of Landlord’s interests in the Premises whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease or otherwise, and if and as so requested or required by such successor-in-interest, Tenant shall, without charge, attorn to such successor-in-interest. Tenant agrees that it will from time to time upon request by Landlord and, within five (5) Business Days of the date of such request, execute and deliver to such persons as Landlord shall request an estoppel certificate or other similar statement in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which Rent and other charges payable under this Lease have been paid, stating that Landlord is not in default hereunder (or if Tenant alleges a default stating the nature of such alleged default) and further stating such other matters as Landlord shall reasonably require.

XXXI.	Attorneys Fees

In the event that Landlord should retain counsel and/or institute any action or suit against Tenant for violation of or to enforce any of the covenants or conditions of this Lease, or should Landlord intervene in any suit in which the Tenant is a party to enforce or protect Landlord’s interest or rights hereunder, if Landlord is a prevailing party in any such action or suit Landlord shall be entitled to all of its costs, expenses and reasonable fees of its attomey(s) in connection therewith.

XXXII.	Notice

Except as otherwise provided in this Lease, whenever any demand, request, approval, consent or notice (“Notice”) shall or may be given to either of the parties by the other, each such Notice shall be in writing and shall be sent by registered or certified mail with return receipt requested, or sent by overnight courier service (such as Federal Express) at the respective addresses of the parties for notices as set forth in Section I.A.10. of this Lease, provided that if Tenant has vacated the Premises or is in default of this Lease Landlord may serve Notice by any manner permitted by law. Any Notice under this Lease delivered by registered or certified mail shall be deemed to have been given, delivered, received and effective on the earlier of (a) the third day following the day on which the same shall have been mailed with sufficient postage prepaid or (b) the delivery date indicated on the return receipt. Notice sent by overnight courier service shall be deemed given, delivered, received and effective upon the day after such notice is delivered to or picked up by the overnight courier service. Either party may, at any time, change its Notice Address by giving the other party Notice stating the change and setting forth the new address.

XXXIII.	Landlord’s Lien

In addition to any statutory lien for rent in Landlord’s favor, Landlord (the secured party for purposes hereof) shall have and Tenant (the debtor for purposes hereof) hereby grants to Landlord, subject and subordinate to any and all liens and security interests now existing or hereafter granted on or in the following by the Tenant to any party now or hereafter providing financing to Tenant, an express contract lien and a continuing security interest to secure the payment of all Rent due hereunder from Tenant, upon all goods, wares, equipment, fixtures, furniture, inventory, accounts, contract rights, chattel paper and other personal property of Tenant (and any transferees or other occupants of the Premises) presently or hereafter situated on the Premises and upon all proceeds of any insurance which may accrue to Tenant by reason of damage or destruction of any such property. The subordination of Landlord’s lien shall be self-operative and no further instrument of subordination shall be required. However, Landlord agrees upon demand to execute such further instruments subordinating its or acknowledging the subordination of its lien as Tenant may request. In the event that Landlord should fail to execute any subordination or other agreement required by this Article promptly as requested, Landlord hereby irrevocably constitutes Tenant as its attorney-in-fact to execute such instrument in Landlord’s name, place and stead, it being agreed that such power is one coupled with an interest in Tenant and is accordingly irrevocable. Subject to the foregoing, and the rights of any party holding a lien or security interest in the foregoing collateral that is superior to the Landlord’s lien thereon. In the event of a default under this Lease, Landlord shall have, in addition to any other remedies provided herein or by law, all rights and remedies under the Uniform Commercial Code of the state in which the Premises is located, including without limitation the right to sell the property described in this paragraph at public or private sale upon ten (10) days’ notice to Tenant, which notice Tenant hereby agrees is adequate and reasonable. Tenant hereby agrees to execute such other instruments necessary or desirable in Landlord’s discretion to perfect the security interest hereby created. Any statutory lien for rent is not hereby waived, the express contractual lien herein granted being in addition and supplementary thereto. Landlord and Tenant agree that this Lease and the security interest granted herein serve as a financing statement, and a copy or photographic or other reproduction of this Paragraph of this Lease may be filed of record by Landlord and have the same force and effect as the original. Tenant warrants and represents that the collateral subject to the security interest granted herein is not purchased or used by Tenant for personal, family or household purposes.

XXXlV.	Excepted Rights

This Lease does not grant any rights to light or air over or about the Building. Landlord specifically excepts and reserves to itself the use of any roofs, the exterior portions of the Premises, all rights to the land and improvements below the improved floor level of the Premises, the improvements and air rights above the Premises and the improvements and air rights located outside the demising walls of the Premises, and such areas within the Premises as are required for installation of utility lines and other installations required to serve any occupants of the Building and the right to maintain and repair the same, and no rights with respect thereto are conferred upon Tenant unless otherwise specifically provided herein. Landlord further reserves to itself the right from time to time: (a) to change the Building’s name or street address; (b) to install, fix and maintain signs on the exterior and interior of the Building; (c) to designate and approve window coverings; (d) to make any decorations, alterations, additions, improvements to the Building, or any part thereof (including the Premises) which Landlord shall desire, or deem necessary for the safety, protection, preservation or improvement of the Building, or as Landlord may be required to do by law; (e) to have access to the Premises to perform its duties and obligations and to exercise its rights under this Lease; (f) to retain at all times and to use pass-keys to all locks within and into the Premises; (g) to approve the weight, size, or location of heavy equipment, or articles in and about the Premises; (h) to close or restrict access to the Building at all times other than Normal Business Hours subject to Tenant’s right to admittance at all times under such regulations as Landlord may prescribe from time to time, or to close (temporarily or permanently) any of the entrances to the Building; (i) to change the arrangement and/or location of entrances of passageways, doors and doorways, corridors, elevators, stairs, toilets and public parts of the Building; (j) if Tenant has vacated the Premises during the last six (6) months of the Lease Term, to perform additions alterations and improvements to the Premises in connection with a reletting or anticipated reletting thereof without being responsible or liable for the value or preservation of any then existing improvements to the Premises; and (k) to grant to anyone the exclusive right to conduct any business or undertaking in the Building provided that any such grant does not divest Tenant of its leasehold interest in the Premises or restrict Tenant from conducting its business. Landlord, in accordance with Article XII hereof, shall have the right to enter the Premises in connection with the exercise of any of the rights set forth herein and such entry into the Premises and the performance of any work therein shall not constitute a constructive eviction or entitle Tenant to any abatement or reduction of Rent by reason thereof.

XXXV.	Surrender of Premises

At the expiration or earlier termination of this Lease or Tenant’s right of possession hereunder, Tenant shall remove all Tenant’s Property from the Premises, remove all Required Removables designated by Landlord and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear excepted. If Tenant fails to remove any of Tenant’s Property within one (1) day after the termination of this Lease or Tenant’s right to possession hereunder, Landlord, at Tenant’s sole cost and expense, shall be entitled to remove and/or store such Tenant’s Property and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay Landlord, upon demand any and all expenses caused by such removal and all storage charges against such property so long as the same shall be in the possession of Landlord or under the control of Landlord. In addition, if Tenant fails to remove any Tenants Property from the Premises or storage, as the case may be, within ten (10) days after written notice from Landlord, Landlord, at its option, may deem all or any part of such Tenant’s Property to have been abandoned by Tenant and title thereof shall immediately pass to Landlord.

XXXVI.	Miscellaneous

A. Severability/Construction. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law. This Lease represents the result of negotiations between Landlord and Tenant, each of which has been (or has had opportunity to be) represented by counsel of its own selection, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Consequently, Landlord and Tenant agree that the language in all parts of the Lease shall in all cases be construed as a whole according to its fair meaning and neither strictly for nor against Landlord or Tenant.

B. Recording Documents. Tenant agrees not to record this Lease or any memorandum hereof without Landlord’s prior written consent.

C. Governing Law. This Lease and the rights and obligations of the parties hereto shall be interpreted, construed, and enforced in accordance with the laws of the state in which the Building is located.

D. Force Majeure. Events of “Force Majeure” shall include strikes, riots, acts of God, shortages of labor or materials, war, governmental law, regulations or restrictions and any other cause whatsoever that is beyond the control of Landlord. Whenever a period of time is herein prescribed for the taking of any action by Landlord, Landlord shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to events of Force Majeure. Tenant shall similarly be excused for delay in the performance of any obligation hereunder; provided:

(1) nothing contained in this Section or elsewhere in this Lease shall be deemed to excuse or permit any delay in the payment of the Rent, or any delay in the cure of any default which may be cured by the payment of money;

(2) no reliance by Tenant upon this Section shall limit or restrict in any way Landlord’s right of self-help as provided in this Lease; and

(3) Tenant shall not be entitled to rely upon this Section unless it shall first have given Landlord notice of the existence of any force majeure preventing the performance of an obligation of Tenant within five days after the commencement of the force majeure.

E. Assignment by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Building and Property referred to herein, and in such event and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of Landlord for the performance of such obligations.

F. Brokers. Tenant hereby represents to Landlord that it has dealt directly with and only with the Brokers as a broker in connection with this Lease. Tenant agrees to indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any brokers other than the Brokers, claiming to have represented Tenant in connection with this Lease. Landlord agrees to indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers, other than the Brokers, claiming to have represented Landlord in connection with this Lease.

G. Joint and Several Obligations. If there is more than one Tenant, or if the Tenant is comprised of more than one person or entity, the obligations hereunder imposed upon Tenant shall be joint and several obligations of all such parties. All notices, payments, and agreements given or made by, with or to any one of such persons or entities shall be deemed to have been given or made by, with or to all of them.

H. Organizational Form of Tenant. In the event Tenant is a corporation including any form of professional association) partnership (general or limited), or other form of organization other than an individual (each such entity is individually referred to herein as an “Organizational Entity”), then Tenant hereby covenants, warrants and represents: (1) that such individual is duly authorized to execute or attest and deliver this Lease on behalf of Tenant in accordance with the organizational documents of Tenant; (2) that this Lease is binding upon Tenant; (3) that Tenant is duly organized and legally existing in the state of its organization, and is qualified to do business in the state in which the Premises is located; and (4) that the execution and delivery of this Lease by Tenant will not result in any breach of, or constitute a default under any mortgage, deed of trust, lease, loan, credit agreement, partnership agreement or other contract or instrument to which Tenant is a party or by which Tenant may be bound. If Tenant is an Organizational Entity, upon request, Tenant will, prior to the Commencement Date, deliver to Landlord true and correct copies of all organizational documents of Tenant, including, without limitation, copies of an appropriate resolution or consent of Tenant’s board of directors or other appropriate governing body of Tenant authorizing or ratifying the execution and delivery of this Lease, which resolution or consent will be duly certified to Landlord’s satisfaction by an appropriate individual with authority to certify such documents, such as the secretary or assistant secretary or the managing general partner of Tenant.

I. Tenant Financial Statement(s). Tenant acknowledges that the financial capability of Tenant to perform its obligations hereunder is material to Landlord and that Landlord would not enter into this Lease but for its belief, based on its review of Tenant’s financial statements, that Tenant is capable of performing such financial obligations. Tenant hereby represents, warrants and certifies to Landlord that its financial statements previously furnished to Landlord were at the time given true and correct in all material respects and that there have been no material subsequent changes thereto as of the date of this Lease. During the Lease Term, Tenant shall maintain a financial condition which, in Landlord’s reasonable discretion is sufficient to satisfy Landlord of Tenant’s ability to perform its obligation under this Lease. At any time during the Lease Term, Tenant shall provide Landlord, upon ten (10) days’ prior written notice from Landlord, with a current financial statement and financial statements of the two (2) years prior to the current financial statement year and such other information as Landlord or its Mortgagee may request in order to create a “business profile” of Tenant and determine Tenant’s ability to fulfill its obligations under this Lease. Such statement shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.

J. Time is of Essence. Except as expressly otherwise herein provided, with respect to all required acts of Tenant, time is of the essence of this Lease. This Lease shall create the relationship of Landlord and Tenant between the parties hereto.

K. Benefit. This Lease and the covenants and conditions herein contained shall inure to the benefit of and be binding upon Landlord and Tenant and their respective permitted successors and assigns.

L. Expiration of the Lease Term. Notwithstanding anything to the contrary contained in this Lease, the expiration of the Lease Term, whether by lapse of time or otherwise, shall not relieve Tenant from Tenant’s obligations accruing prior to the expiration of the Lease Term and such obligations shall survive any such expiration or other termination of the Lease Term.

M. Headings. The headings and titles to the paragraphs of this Lease are for convenience only and shall have no affect upon the construction or interpretation of any part hereof.

N. Quiet Enjoyment. Tenant shall, and may peacefully have, hold, and enjoy the Premises, subject to the other terms of this Lease (including, without limitation, Article XXX hereof), provided that Tenant pays the Rent herein recited to be paid by Tenant and performs all of Tenant’s covenants and agreements herein contained. This covenant and any and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Landlord’s interest hereunder.

O. Radon Gas. Pursuant to Florida Statute 404.056 (subsection 8), Tenant is hereby notified that radon is naturally occurring radioactive gas that, when accumulated in a building In sufficient quantities, may present health risks to persons who are exposed to it overtime. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

XXXVII.	Entire Agreement

This Lease Agreement, including the following Exhibits:

Exhibit A	–	Outline and Location of Premises
Exhibit B	–	Rules and Regulations
Exhibit C	–	Intentionally Deleted
Exhibit D	–	Work Letter Agreement
Exhibit E	–	Additional Provisions (if required)
Exhibit F	–	Parking Agreement

constitutes the entire agreement between the parties hereto with respect to the subject matter of this Lease and supersedes all prior agreements and understandings between the parties related to the Premises, including all lease proposals, letters of intent and similar documents. TENANT EXPRESSLY ACKNOWLEDGES AND AGREES THAT LANDLORD HAS NOT MADE AND IS NOT MAKING, AND TENANT, IN EXECUTING AND DELIVERING THIS LEASE, IS NOT RELYING UPON, ANY WARRANTIES, REPRESENTATIONS, PROMISES OR STATEMENTS, EXCEPT TO THE EXTENT THAT THE SAME ARE EXPRESSLY SET FORTH IN THIS LEASE. ALL UNDERSTANDINGS AND AGREEMENTS HERETOFORE MADE BETWEEN THE PARTIES ARE MERGED IN THIS LEASE WHICH ALONE FULLY AND COMPLETELY EXPRESSES THE AGREEMENT OF THE PARTIES, NEITHER PARTY RELYING UPON ANY STATEMENT OR REPRESENTATION NOT EMBODIED IN THIS LEASE. THIS LEASE MAY BE MODIFIED ONLY BY A WRITTEN AGREEMENT SIGNED BY LANDLORD AND TENANT. LANDLORD AND TENANT EXPRESSLY AGREE THAT THERE ARE AND SHALL BE NO IMPLIED WARRANTIES OF MERCHANTABILITY, HABITABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OF ANY OTHER KIND ARISING OUT OF THIS LEASE, ALL OF WHICH ARE HEREBY WAIVED BY TENANT AND THAT THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THOSE EXPRESSLY SET FORTH IN THIS LEASE. IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

WITNESS/ATTEST:		“LANDLORD”

OSPREY, S.A., LTD, a Florida limited partnership

/s/ Illegible		By:	/s/ Michael G Cottrell
Name (print):	Illegible	Its:	Michael G Cottrell C.O.O.

/s/ Tammy R. Brown
Name (print):	Tammy R. Brown

“TENANT”

CORRECTIONAL SERVICES CORPORATION, a Delaware corporation

/s/ Illegible		By:	/s/ Illegible
Name (print):	Illegible	Its:	President

/s/ Diane L. Ferrall
Name (print):	Diane L. Ferrall

EXHIBIT A

PREMISES

This Exhibit is attached to and made a part of the Lease dated 7 of June, 2005, by and between OSPREY, S.A., LTD, a Florida limited partnership (“Landlord”) and CORRECTIONAL SERVICES CORPORATION, a Delaware corporation (Tenant”) for space in the Building located at 1819 Main Street, Sarasota, Florida.

Exhibit A-1

Exhibit A-2

EXHIBIT B

BUILDING RULES AND REGULATIONS

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking garage associated therewith (if any), the Property and the appurtenances thereto:

1. Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material of any nature shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in common areas or elsewhere in or about the Building or Property.

2. Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed therein. Damage resulting to any such fixtures or appliances from misuse by Tenant or its agents, employees or invitees, shall be paid for by Tenant, and Landlord shall not in any case be responsible therefor.

3. No signs, advertisements or notices shall be painted or affixed on or to any windows, doors or other parts of the Building, except those of such color, size, style and in such places as shall be first approved in writing by Landlord. No nails, hooks or screws shall be driven or inserted into any part of the Premises or Building except by the Building maintenance personnel. Nor shall any part of the Building be defaced by Tenant.

4. Landlord may provide and maintain in the first floor main lobby of the Building an alphabetical directory board listing all Tenants, and no other directory shall be permitted unless previously consented to by Landlord in writing.

5. Tenant shall not place any additional lock or locks on any door in the Premises or Building without Landlord’s prior written consent. A reasonable number of keys to the locks on the doors in the Premises shall be furnished by Landlord to Tenant at the cost of Tenant, and Tenant shall not have any duplicate keys made. All keys shall be returned to Landlord at the expiration or earlier termination of this Lease.

Exhibit B-1

6. All contractors, contractor’s representatives, and installation technicians performing work in the Building shall be subject to Landlord’s prior approval and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, as the same may be revised from time to time. Tenant shall be solely responsible for complying with all applicable laws, codes and ordinances pursuant to which said work shall be performed.

7. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of any merchandise or materials which require the use of elevators, stairways, lobby areas, or loading dock areas, shall be restricted to hours designated by Landlord. Tenant must seek Landlord’s prior approval by providing in writing a detailed listing of any such activity. If approved by Landlord, such activity shall be under the supervision of Landlord and performed in the manner stated by Landlord. Landlord may prohibit any article, equipment or any other item from being brought into the Building. Tenant is to assume all risk for damage to articles moved and injury to any persons resulting from such activity. If any equipment, property, and/or personnel of Landlord or of any other tenant is damaged or injured as a result of or in connection with such activity Tenant shall be solely liable for any and all damage or loss resulting therefrom.

8. Landlord shall have the power to prescribe the weight and position of safes and other heavy equipment or items, which in all cases shall not in the opinion of Landlord exceed acceptable floor loading and weight distribution requirements. All damage done to the Building by the installation, maintenance, operation, existence or removal of any property of Tenant shall be repaired at the expense of Tenant.

9. Corridor doors when not in use shall be kept closed.

10. Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute, or cause to be distributed, in any portion of the Building any handbills, promotional materials or other advertising; or (3) conduct or permit any other activities in the Building that might constitute a nuisance.

11. No animals, except seeing eye dogs, shall be brought into or kept in, on or about the Premises.

Exhibit B-2

12. No inflammable, explosive or dangerous fluid or substance shall be used or kept by Tenant in the Premises or Building. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or hereafter considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental law which may now or hereafter be in effect. If Landlord does give written consent to Tenant pursuant to the foregoing sentence, Tenant shall comply with all applicable laws, rules and regulations pertaining to and governing such use by Tenant, and shall remain liable for all costs of cleanup or removal in connection therewith

13. Tenant shall not use or occupy the Premises in any manner or for any purpose which would injure the reputation or impair the present or future value of the Premises or the Building. Without limiting the foregoing, Tenant shall not use or permit the Premises or any portion thereof to be used for lodging, sleeping or for any illegal purpose.

14. Tenant shall not take any action which would violate Landlord’s labor contracts affecting the Building or which would cause any work stoppage, picketing, labor disruption or dispute, or any interference with the business of Landlord or any other tenant or occupant of the Building or with the rights and privileges of any person lawfully in the Building. Tenant shall take any actions necessary to resolve any such work stoppage, picketing, labor disruption, dispute or interference and shall have pickets removed and, at the request of Landlord, immediately terminate at any time any construction work being performed in the Premises giving rise to such labor problems, until such time as Landlord shall have given its written consent for such work to resume. Tenant shall have no claim for damages of any nature against Landlord or any of the Landlord Related Parties in connection therewith, nor shall the date of the commencement of the Term be extended as a result thereof.

15. Tenant shall utilize the termite and pest extermination service designated by Landlord to control termites and pests in the Premises. Except as included in Basic Costs, Tenant shall bear the cost and expense of such extermination services.

16. Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, any electrical equipment which does not bear the U/L (Underwriters Laboratories) seal of approval, or which would overload the electrical system or any part thereof beyond its capacity for proper, efficient and safe operation as determined by Landlord taking into consideration the overall electrical system and the present and future requirements therefor in the Building. Tenant shall not furnish any cooling

Exhibit B-3

or heating to the Premises, including, without limitation, the use of any electronic or gas heating devices, without Landlord’s prior written consent.

17. Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes or other goods), except for those vending machines or similar devices which are for the sole and exclusive use of Tenant’s employees, and then only if such operation does not violate the lease of any other tenant of the Building.

18. Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes.

19. Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, its occupants, entry and use, or its contents. Tenant, Tenant’s agents, employees, contractors, guests and invitees shall comply with Landlord’s reasonable requirements relative thereto.

20. Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s opinion may tend to impair the reputation of the Building or its desirability for Landlord or other tenants. Upon written notice from Landlord, Tenant will refrain from and/or discontinue such publicity immediately.

21. Tenant shall carry out Tenant’s permitted repair, maintenance, alterations, and improvements in the Premises only during times agreed to in advance by Landlord and in a manner which will not interfere with the rights of other tenants in the Building.

22. Canvassing, soliciting, and peddling in or about the Building is prohibited. Tenant shall cooperate and use its best efforts to prevent the same.

23. At no time shall Tenant permit or shall Tenant’s agents, employees, contractors, guests, or invitees smoke in any common area of the Building unless such common area has been declared a designated smoking area by Landlord, or to allow any smoke from the Premises to emanate into the common areas or any other tenant’s premises. Landlord

Exhibit B-4

shall have the right at any time to designate the Building as a nonsmoking building.

24. Tenant shall observe Landlord’s rules with respect to maintaining standard window coverings at all windows in the Premises so that the Building presents a uniform exterior appearance. Tenant shall ensure that to the extent reasonably practicable, window coverings are closed on all windows in the Premises while they are exposed to the direct rays of the sun.

25. All deliveries to or from the Premises, visits to the Premises by tenant service contractors, vendors and similar activities, shall be made only at such times, in the areas and through the entrances and exits designated for such purposes by Landlord. Tenant shall not permit the process of receiving deliveries to or from the Premises, or visits to the Premises by tenant service contractors, vendors and similar activities, outside of said areas or in a manner which may interfere with the use by any other tenant of its premises or of any common areas, any pedestrian use of such area, or any use which is inconsistent with good business practice.

26. The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and such cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles necessary to prevent unreasonable hardship to Landlord regarding cleaning service.

Exhibit B-5

EXHIBIT C

COMMENCEMENT LETTER

Intentionally Deleted.

Exhibit C-l

EXHIBIT D

WORK LETTER AGREEMENT

This Exhibit is attached to and made a part of the Lease dated 7th of June, 2005, by and between OSPREY, S.A., LTD., a Florida limited partnership (“Landlord”) and CORRECTIONAL SERVICES CORPORATION, INC. a(n) Delaware corporation (“Tenant”) for space in the Building located at 1819 Main Street, Sarasota, Florida.

1. Landlord shall, provided Tenant is not in default, perform the work in the Premises pursuant to this Work Letter Agreement under the following conditions: If Tenant does not exercise the Option to Terminate as provided in Section II.B or cancels its Option to Terminate, then not later than thirty (30) days after Landlord receives notice from Tenant that it has cancelled and terminated the Option to Terminate, whichever is applicable, but not later than the 24th month of the Term, Landlord shall provide to Tenant an improvement allowance, in an amount equal to $10.00 per rsf which is $133,820.00 (the Allowance) and as part of the Tenant Improvements, select and provide a qualified architect and engineer to produce construction documents for the Premises and obtain cost estimates for the Landlord’s Work. The unused portion of the Allowance, if any, shall be credited back to the Tenant’s obligation for Base Rental up to a maximum credit equal to two months. Should the costs of the improvements to the Premises, prior to any rental credit, exceed the Allowance then Landlord shall allow the Tenant to amortize the excess in an amount upto $5.00 per rsf which is $66,910.00 over the Term of the Lease with 8% interest that shall be paid to the Landlord under the same terms and conditions as the Base Rental. Additionally, at the Landlord’s sole cost and expense, provided the Landlord’s Work is in progress, Landlord shall renovate the 10th floor common areas, including but not limited to, the restrooms.

2. Tenant acknowledges that the Landlord Work will be performed by Landlord in the Premises during Normal Business Hours. In the event that any portion of the Landlord Work is performed in the Premises not during Normal Business Hours, Tenant acknowledges that any costs incurred due to the Landlord Work being performed not during Normal Business Hours shall be included as the cost of the Landlord Work and paid by Tenant to Landlord as provided herein. Landlord and Tenant agree to cooperate with each other in order to enable the Landlord Work to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business as reasonably possible. Notwithstanding anything herein to the contrary, any delay in the completion of the Landlord Work shall not subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of Rent or other sums payable under the Lease

Exhibit D-1

3. This Work Letter Agreement shall not apply to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the initial term, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease, but shall apply to the Offered Space defined in the Lease if Tenant shall exercise its right of first refusal to lease the Offered Space and the Offered Space is either added or substituted to Suite 604 as provided in the Lease, pursuant to and as provided in Section II D Right of First Refusal

4. The Premises shall be delivered in compliance with all applicable zoning, municipal, county, state and federal laws, ordinances (including but not limited to the Americans with Disabilities Act) and regulations, and any covenants or restrictions of record.

5. It is further agreed that any changes made by the Tenant to the plan that result in increased costs, shall be paid for by Tenant.

This Exhibit D shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the original Lease Term, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Exhibit D as of the day and year first above written.

WITNESS/ATTEST:		“LANDLORD”

OSPREY, S.A., LTD, a Florida limited partnership

/s/ Illegible		By:	/s/ Michael G Cottrell
Name (print):	Illegible	Its:	Michael G Cottrell C.O.O.

/s/ Illegible
Name (print):	Illegible

“TENANT”
CORRECTIONAL SERVICES CORPORATION, a Delaware corporation

/s/ Elizabeth __ll		By:	/s/ Illegible
Name (print):	Illegible	Its:	President

/s/ Diane L. Ferrall
Name (print):	Diane L. Ferrall

Exhibit D-2

EXHIBIT E

ADDITIONAL PROVISIONS

This Exhibit is attached to and made a part of the Lease dated 7th of June, 2005, by and between OSPREY, S.A., LTD., a Florida limited partnership (“Landlord”) and CORRECTIONAL SERVICES CORPORATION, INC. a(n) Delaware corporation (“Tenant”) for space in the Building located at 1819 Main Street, Sarasota, Florida.

INTENTIONALLY LEFT BLANK

Exhibit E-1

EXHIBIT F

PARKING AGREEMENT

This Exhibit is attached to and made a part of the Lease dated 7th of June, 2005 by and between OSPREY, S.A., LTD., a Florida limited partnership (“Landlord”) and CORRECTIONAL SERVICES CORPORATION, a Delaware corporation (“Tenant”) for space in the Building located at 1819 Main Street, Sarasota, Florida.

1.	Parking.

A. From and after the Commencement Date until either the Tenant elects to terminate the Option to Terminate or the Option to Terminate expires, Landlord shall make available to Tenant on a leased basis a total of forty-three (43) parking spaces in the Building garage (the “Spaces”) at the rental rates set forth below, The spaces shall be:

5 reserved spaces for $0 per month

10 unreserved spaces for $0 per month

28 unreserved spaces for $40.00 per month

plus applicable State of Florida sales tax, per month for each unreserved parking space leased payable on or before the first day of each month. Notwithstanding the foregoing, it is understood and agreed that the above rental rate is based upon rental being charged to others for comparable parking spaces. In the event such rental rate being charged others for comparable parking spaces shall increase or decrease, then Landlord may increase or decrease the monthly rental to be paid by Tenant hereunder by giving to Tenant written notice of the increased or decreased rental. The effective date of the change in such rental rate shall be the first day of the month next following the giving of such notice. Except for particular spaces and areas designated by Landlord for reserved parking, all parking in the Building Parking Area shall be on an unreserved, first-come, first-served basis.

B. Landlord shall have the right from time to time to promulgate reasonable rules and regulations regarding the Parking Area, the Spaces and the use thereof, including, but not limited to, rules and regulations controlling the flow of traffic to and from various parking areas, the angle and direction of parking and the like. Tenant shall comply with and cause its employees to comply with all such rules and regulations as well as all reasonable additions and amendments thereto.

C. Tenant may use and occupy the Parking Area only for employee parking of automobiles. Tenant shall not store or permit its employees to store any automobiles in the Parking Area without the prior written consent of Landlord. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Parking Area or on the Property. If it is necessary for Tenant or its employees to leave an automobile in the Parking Area overnight, Tenant shall provide Landlord with prior notice thereof designating the license plate number and model of such automobile.

Exhibit F-1

D. Landlord shall have the right to temporarily close the Parking Area or certain areas therein in order to perform necessary repairs, maintenance and improvements to the Parking Area, provided that if Landlord closes the Parking Area on business days, Landlord shall make reasonable alternative parking arrangements.

E. Tenant shall not assign or sublease any of the Spaces without the consent of Landlord, unless such assignment is to a Related Party in connection with an assignment of Lease or subletting of a portion of the Premises to such Related Party. Except with respect to an assignment or subletting to a Related Party, Landlord shall have the right to terminate this Parking Agreement with respect to any Spaces that Tenant desires to sublet or assign.

F. Landlord may elect to provide parking cards or keys to control access to the Parking Area. In such event, Landlord shall provide Tenant with one card or key for each Space that Tenant is leasing hereunder, provided that Landlord shall have the right to require Tenant or its employees to place a deposit on such access cards or keys and to pay a fee for any lost or damaged cards or keys.

G. Tenant assumes all liability for losses, damages or expenses resulting from personal injury or property damage arising out of use of the Spaces leased by Tenant which is caused in whole or in part by Tenant, its agents or employees.

H. This Parking Agreement shall terminate if and when the Lease is terminated.

Exhibit F-2